Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of June 28, 2013

among

APPVION, INC.,

as the Borrower,

PAPERWEIGHT DEVELOPMENT CORP.,

as Holdings,

JEFFERIES FINANCE LLC,

as Administrative Agent

FIFTH THIRD BANK,

as Revolver Agent, Swing Line Lender and L/C Issuer

and

The Other Lenders Party Hereto,

JEFFERIES FINANCE LLC,

as Joint Lead Arranger and Joint Book Runner,

and

FIFTH THIRD BANK,

as Joint Lead Arranger, Joint Book Runner and Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION,

as Joint Lead Arranger, Joint Book Runner and Documentation Agent

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		76

5.01	Financial Condition	76

5.02	No Change	76

5.03	Corporate Existence; Compliance with Law	76

5.04	Power; Authorization; Enforceable Obligations	77

5.05	No Legal Bar	77

5.06	Litigation	77

5.07	No Default	78

5.08	Ownership of Property; Liens; Insurance	78

5.09	Intellectual Property	78

5.10	Taxes	78

5.11	Federal Regulations	78

5.12	Labor Matters	79

5.13	ERISA	79

5.14	Investment Company Act; Other Regulations	80

5.15	Subsidiaries	80

5.16	Use of Proceeds	80

5.17	Environmental Matters	80

5.18	Accuracy of Information, etc	81

5.19	Security Documents	82

5.20	Solvency	82

5.21	Senior Indebtedness	82

5.22	Regulation H	83

5.23	S Corporation Status	83

5.24	Anti-Terrorism Law; Foreign Corrupt Practices Act	83

ARTICLE VI AFFIRMATIVE COVENANTS		84

6.01	Financial Statements	84

6.02	Certificates; Other Information	85

6.03	Payment of Obligations	87

6.04	Maintenance of Existence; Compliance	87

6.05	Maintenance of Property; Insurance	87

6.06	Inspection of Property; Books and Records; Discussions	87

6.07	Notices	88

6.08	Environmental Laws	89

6.09	Additional Collateral, etc.	89

6.10	Security Interests; Further Assurances	91

6.11	ERISA	91

6.12	Use of Proceeds	92

6.13	Maintenance of Ratings; Lender Meetings	92

6.14	Interest Rate Protection	92

6.15	Post-Closing Actions	92

6.16	Senior Indebtedness	93

6.17	Notices of Redemption for Certain Non-Tendered Notes	93

ARTICLE VII NEGATIVE COVENANTS		94

7.01	Financial Covenant	94

7.02	Indebtedness	94

7.03	Liens	96

7.04	Fundamental Changes	98

7.05	Disposition of Property	99

7.06	Restricted Payments	100

7.07	Investments	101

7.08	Prepayments and Modifications of Certain Debt Instruments or Organization Documents	104

7.09	Transactions with Affiliates	104

7.10	Changes in Fiscal Periods; Accounting Changes	105

7.11	Negative Pledge Clauses	105

7.12	Clauses Restricting Subsidiary Distributions	105

7.13	Lines of Business	105

7.14	Material Agreements	106

7.15	[Reserved]	106

7.16	Holding Company Status	106

7.17	PDC Capital Corporation	106

7.18	ESOP Amendments	106

7.19	Capital Expenditures	107

7.20	Embargoed Person	107

7.21	Sale and Leaseback Transactions	108

7.22	Locations of Collateral	108

7.23	Canadian Pension Plans	108

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		108

8.01	Events of Default	108

8.02	Application of Funds	112

ARTICLE IX ADMINISTRATIVE AGENT AND REVOLVER AGENT		113

9.01	Appointment	113

9.02	Agent in Its Individual Capacity	114

9.03	Exculpatory Provisions	114

9.04	Reliance by Agent	115

9.05	Delegation of Duties	115

9.06	Successor Agent	115

9.07	Non-Reliance on Agent and Other Lenders	116

9.08	Name Agents	117

9.09	Indemnification	117

9.10	Withholding Taxes	117

9.11	Lender’s Representations, Warranties and Acknowledgments	118

9.12	Security Documents and Guaranty	118

9.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	120

ARTICLE X [RESERVED]		121

ARTICLE XI MISCELLANENOUS		121

11.01	Amendments, Etc	121

11.02	Notices; Effectiveness; Electronic Communications	123

11.03	No Waiver; Cumulative Remedies	125

11.04	Expenses; Indemnity; Damage Waiver	125

11.05	Payments Set Aside	127

11.06	Successors and Assigns	127

11.07	Treatment of Certain Information; Confidentiality	133

11.08	Right of Setoff	134

11.09	Interest Rate Limitation	135

11.10	Counterparts; Integration; Effectiveness	135

11.11	Survival of Representations and Warranties	135

11.12	Severability	135

11.13	Replacement of Lenders	136

11.14	Governing Law; Jurisdiction; Etc	136

11.15	Waiver of Jury Trial	137

11.16	Waiver of Defenses; No Advisory or Fiduciary Responsibility	137

11.17	USA PATRIOT Act Notice	138

11.18	Other Liens on Collateral; Term of Intercreditor Agreement; Etc	138

CREDIT AGREEMENT SCHEDULES

1.01(a)	Existing Hedge Agreements

1.01(b)	Existing Letters of Credit

1.01(c)	Mortgaged Properties

2.01	Commitments and Applicable Percentages

5.08	Real Property; Insurance

5.13(a)	ERISA

5.15	Subsidiaries

5.17	Environmental Matters

6.09	Guarantors

7.02	Permitted Existing Debt

7.03	Existing Liens

11.02	Administrative Agent’s and Revolver Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

B	Swing Line Loan Notice

C-1	Term Note

C-2	Revolving Credit Note

C-3	Swing Note

D	Compliance Certificate

E	Assignment and Assumption

F	Mortgage

G	[Reserved]

H	[Reserved]

I	Closing Certificate

J-1	U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)

J-2	U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)

J-3	U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)

J-4	U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 28, 2013 among APPVION, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto, PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JEFFERIES FINANCE LLC, as Administrative Agent, and FIFTH THIRD BANK, as Revolver Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Capital Stock are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness was in existence prior to the date of such Permitted Acquisition, and was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition Agreement” means that Purchase Agreement, dated as of July 5, 2001, among the Borrower, AWA and the other parties thereto, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

“Acquisition Documentation” means collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith including, without limitation, the Fox River Indemnity Arrangements.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Applicable Agent to be equal to the Eurodollar Rate for such Borrowing of Eurodollar Rate Loans in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period. Notwithstanding the foregoing, solely with respect to the Adjusted Eurodollar Rate applicable to the Term Loans, the Adjusted Eurodollar Rate with respect to any Interest Period will be deemed to be 1.25% per annum if the Adjusted Eurodollar Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.25% per annum.

“Administrative Agent” means Jefferies Finance LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement, dated June 3, 2013, between the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC.

“Agents” means the Administrative Agent and the Revolver Agent; and “Agent” means either of them as the context requires. In addition, for purposes of Sections 9.09, 11.04, 11.07 and 11.16 hereof, “Agents” shall also be deemed to include the Arrangers, the Syndication Agent and any Documentation Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.24(a).

“Applicable Agent” means with respect to Term Lenders and Term Loans and all funding and administrative matters relating thereto, the Administrative Agent and, with respect to the Revolving Credit Facility, Revolving Credit Lenders, Revolving Credit Loans, Swing Line Loans, Letters of Credit and L/C Obligations and all funding and administrative matters relating thereto, the Revolver Agent.

“Applicable Agent’s Office” means the Administrative Agent’s or the Revolver Agent’s address and, as appropriate, account, in each case as set forth on Schedule 11.02, or such other address or account of any such Agent as such Agent may from time to time notify to each other Agent, the Borrower and the Lenders.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.01, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to any Term Loans, (i) if a Base Rate Loan, 3.50% per annum and (ii) if a Eurodollar Rate Loan, 4.50% per annum and (b) with respect to any Revolving Credit Loans, (i) if a Base Rate Loan, 3.50% per annum and (ii) if a Eurodollar Rate Loan, 4.50% per annum.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Appvion Canada” means Appvion Canada, Ltd., a corporation formed under the Laws of Canada.

“Arrangers” means each of Jefferies Finance LLC, Fifth Third Bank and KeyBank National Association in their respective capacities as joint lead arranger and joint book runner.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (including the issuance or sale of any Capital Stock of the Borrower or any Subsidiary), excluding any such Disposition (i) to any Loan Party or (ii) permitted by clause (a), (b), (c), (d), (f) or (g) of Section 7.05).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, or, in the case of any assignment of a Revolving Credit Loan, Letter of Credit or Revolving Credit Commitment, the Revolver Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent or the Revolver Agent, as applicable.

“Auction” has the meaning specified in Section 11.06(i)(ii).

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.01.

“Available Amounts Basket” means, as of any date, an amount (which shall not be less than zero), determined on a cumulative basis, equal to, without duplication:

(a)	$15,000,000; plus

(b)	the Retained Excess Cash Flow Amount; plus

(c)	the cumulative amount of Net Cash Proceeds received after the Closing Date that have been contributed as a capital contribution to Holdings, or otherwise received by Holdings in respect of the issuance of Capital Stock by Holdings (solely to the extent such Net Cash Proceeds are substantially concurrently contributed to Borrower or any Guarantor Subsidiary), but excluding (i) any such sale or issuance by Holdings of its Capital Stock upon exercise of any warrant or option to directors, officers or employees of any Group Member and (ii) any ESOP Stock Issuances that increase Excess Cash Flow pursuant to the definition thereof; minus

(d)	the cumulative amount of Investments made in reliance on Section 7.07(l), minus

(e)	the cumulative amount of Restricted Payments made in reliance on Section 7.06(g), minus

(f)	to the extent not already causing a reduction in Excess Cash Flow, the cumulative amount of Specified ESOP Payments made in reliance on Section 7.06(b), minus

(g)	the cumulative amount of available funds in the Available Amounts Basket expended in Capital Expenditures made in reliance on clause (B) of the proviso to Section 7.19; minus

(h)	the cumulative amount of Restricted Junior Debt Payments made in reliance on Section 7.08(a)(ii); minus

(i) the cumulative amount of Restricted Junior Debt Payments made in reliance on Section 7.08(a)(iv), unless such Restricted Junior Debt Payments are made with the proceeds of Indebtedness permitted to be incurred pursuant to Section 7.02;

provided that the Available Amounts Basket shall only be available so long as on a pro forma basis after giving effect to the application thereof (except in the case of Specified ESOP Payments made in reliance on Section 7.06(b)), (A) no Default or Event of Default then exists or would result therefrom and (B) (i) in the case of Investments made in reliance on Section 7.07(l) and Capital Expenditures made in reliance on clause (B) of the proviso to Section 7.19, the Consolidated Leverage Ratio on a pro forma basis after giving effect to such Investment or Capital Expenditure shall not exceed 4.50:1.00 and (ii) in the case of Restricted Payments made in reliance on Section 7.06(g) and Restricted Junior Debt Payments made in reliance on Section 7.08(a)(ii), the Consolidated Leverage Ratio on a pro forma basis after giving effect to such Restricted Payment or Restricted Junior Debt Payment shall not exceed 3.25:1.00. In addition, at any time the Borrower utilizes the Available Amounts Basket, the Borrower shall deliver to the Administrative Agent and the Revolver Agent a certificate of a Responsible Officer of the Borrower certifying as to (i) compliance with the foregoing clauses (A) and (B), if applicable, and (ii) the calculation of the Available Amounts Basket both prior to and after giving effect to its usage.

“AWA” means Windward Prospects Ltd., formerly known as Arjo Wiggins Appleton p.l.c.

“AWA Environmental Indemnity” means the indemnification provided pursuant to the terms of (i) the AWA Environmental Indemnity Agreement dated November 9, 2001, as amended, among Holdings, the Borrower, AWA and New Appleton LLC, (ii) the insurance policy (Policy No. 529 5316) issued by Commerce & Industry Insurance Company to the Bermuda Company and (iii) any other environmental indemnification agreement or related insurance policy in favor of the Borrower.

“AWA Environmental Indemnity Agreement” means the Fox River AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among Holdings, the Borrower and AWA, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

“Base Rate” means, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” means the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Applicable Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers. Notwithstanding the foregoing, solely with respect to the Base Rate applicable to the Term Loans, the Base Rate will be deemed to be 2.25% per annum if the Base Rate calculated pursuant to this definition would otherwise be less than 2.25% per annum.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Bermuda Company” means Arjo Wiggins Appleton (Bermuda) Limited, a company limited by shares organized under the Companies Act of 1981 of the Island of Bermuda.

“Bermuda Company Agreements” means the collective reference to (a) the Amended and Restated Relationship Agreement, dated as of June 11, 2004, among Holdings, AWA, Holdings Sub, and AWA Sub, (b) the Assignment and Assumption Deed, dated as of November 9, 2001, between AWA and the Bermuda Company, (c) the By-Laws and Memorandum of Association of the Bermuda Company, (d) the Certificate of Incorporation and By-laws of Holdings Sub, (e) the By-Laws and Memorandum of Association of AWA Sub and (f) the Bermuda Security Agreement.

“Bermuda Security Agreement” means the Collateral Assignment, dated as of November 9, 2001, by the Bermuda Company in favor of the Borrower.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors or managing member or members of the general partner of the partnership; and (3) with respect to a limited liability company, the managing member or members, any controlling committee of managing members or other governing body thereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business” has the meaning specified in Section 5.17.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York, Chicago, Illinois or the state where the Applicable Agent’s Office with respect to Obligations is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, that there shall be excluded (without duplication) from the definition of Capital Expenditures any such expenditures incurred in such period which are (i) funded with the proceeds of an equity issuance, (ii) incurred as payment consideration for a Permitted Acquisition or (iii) reinvestments funded with insurance proceeds or the net proceeds of any Asset Sale.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g) (and derivatives of such term have corresponding meanings).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, or in the case of any Foreign Subsidiary only, such local currencies held by it from time to time in the ordinary course of business; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the Laws of the United States, any state thereof or any member nation of the Organization for Economic Cooperation and Development having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds at least 95% of the assets of which satisfy the requirements of clauses (a) through (f) of this definition; or (h) in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (a) through (g) above in each case denominated in any foreign currency comparable in credit quality and tenor to those referred to in such clauses above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including corporate purchase and travel card), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means the Revolver Agent and such other Lenders or Affiliates thereof as may from time to time be designated in writing to the Revolver Agent by the Borrower and such Lender or Affiliate as a Cash Management Bank hereunder.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information Memorandum” means the information memorandum dated June 2013 used by the Arrangers in connection with the syndication of the Commitments.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of Holdings and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (including, but not limited to, goodwill), (d) any non-cash extraordinary charges or losses and any non-cash non-recurring charges or losses determined in accordance with GAAP, (e) non-cash charges from employee compensation deferrals and employer matching contributions pursuant to the ESOP Documentation relating to ESOP Stock Issuances, (f) cash losses from Asset Sales, (g) cash restructuring charges and/or non-recurring cash charges or losses not to exceed $2,000,000 in any twelve month period and (h) any other non-cash charges, non-cash expenses or non-cash losses of Holdings or any of its Subsidiaries agreed to in writing by the Administrative Agent and the Revolver Agent (provided, however, that cash payments made in any future period in respect of such non-cash charges added back in determining Consolidated EBITDA for periods ending after the Closing Date shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made) minus (iii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of, without duplication, (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any cancellation-of-debt income resulting from repurchases or exchanges of Indebtedness after the Closing Date, (d) cash gains from Asset Sales and (e) any other noncash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated First Lien Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition (as defined below), the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition (as defined below), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

For the purposes of determining the Consolidated Leverage Ratio or the Consolidated First Lien Leverage Ratio for any period, Consolidated EBITDA shall be deemed to equal (a) $34,028,000 for the fiscal quarter ended June 30, 2012, (b) $35,447,000 for the fiscal quarter ended September 30, 2012, (c) $30,513,000 for the fiscal quarter ended December 31, 2012, and (d) $31,042,000 for the fiscal quarter ended March 31, 2013.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Consolidated Total Debt as of such date (excluding any Indebtedness that is (i) subordinated (in right of payment or in right of lien priority) to the Obligations or (ii) otherwise unsecured) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Consolidated Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Consolidated Total Debt as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Assets” means, with respect to Holdings and its Subsidiaries as of any date, the aggregate of the assets of Holdings and its Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense (to the extent capitalized), organization expense (to the extent capitalized) and any other assets properly classified as intangible assets in accordance with GAAP, as of the date on which the most recent financial statements were delivered pursuant to Section 6.01(a) or (b) (or Section 5.01) on a consolidated basis, determined in accordance with GAAP. In the event that information relating to Consolidated Tangible Assets is not available as of any date, then the most recently available information will be used.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, as the same would be shown on a consolidated balance sheet of Holdings and its consolidated Subsidiaries as at such date in accordance with GAAP, but in any event excluding Indebtedness permitted under clauses (g), (i), (j), (k) and (s) of Section 7.02.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent, the Revolver Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Applicable Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Revolver Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Revolver Agent or the Borrower, to confirm in writing to the Administrative Agent, the Revolver Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Revolver Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Revolver Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender.

“Derivatives Counterparty” means any financial institution, commodities or stock exchange or clearinghouse.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction, but excluding the granting of Liens permitted by this Agreement and any exercise of remedies in connection therewith, leases, licenses, sub-leases, sub-licenses and transfers pursuant to condemnation and similar proceedings) of any property by any Person, including any such sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Facility. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of that Capital Stock have the right to require Holdings, or Holdings has the obligation, to repurchase such Capital Stock pursuant to the terms of the ESOP will not constitute Disqualified Stock.

“Documentation Agent” means KeyBank National Association, in its capacity as documentation agent hereunder.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Engagement Letter” means the letter agreement, dated June 3, 2013, among the Borrower and the Arrangers.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ESOP” means the Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

“ESOP Component” means the employee stock ownership plan component of the ESOP.

“ESOP Documentation” means the collective reference to (a) the Appleton Papers Retirement Savings and Employee Stock Ownership Plan (Amended and Restated Effective as of January 1, 2009), (b) the Amended and Restated Trust Agreement for the Appleton Papers Inc. Employee Stock Ownership Trust, adopted April 1, 2013 and (c) all amendments, supplements or other modifications to any of the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

“ESOP Stock Issuances” means with respect to any period, any issuance of common stock by Holdings to the ESOP during such period.

“ESOP Trust” means the Appleton Papers Inc. Employee Stock Ownership Trust.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Applicable Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to Eurodollar Rate Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Applicable Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the excess, if any, of (a) the sum of (without duplication) (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on Dispositions of property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum of (i) the amount of all non-cash income included in arriving at such Consolidated Net Income, (ii) the sum of all cash payments made during such period as described in the proviso to clause (h) of the definition of Consolidated EBITDA, (iii) the excess of (A) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures, over (B) the sum of (x) the principal amount of Indebtedness incurred to finance such expenditures (excluding the Loans hereunder and net of any repayments of any such Indebtedness during such period) and (y) any such expenditures financed with the proceeds of any Dispositions not used to prepay the Term Loans pursuant to Section 2.05(b)(ii), (iv) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the aggregate amount paid in cash to voluntarily and permanently prepay and retire any other Indebtedness of the Group Members (excluding the Term Loans and the Revolving Credit Loans) during such fiscal year, (vi) increases in Consolidated Working Capital, (vii) the aggregate net amount of income on the Disposition of property or resulting from the receipt of casualty or condemnation proceeds by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (viii) the excess (if any) of (A) the aggregate amount of cash payments, loans, advances, distributions or dividends made by the Borrower to Holdings to permit Holdings to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation during such fiscal year over (B) the aggregate amount of cash received by Holdings in respect of ESOP Stock Issuances during such period, which cash has been, in turn, contributed to the Borrower during such fiscal year.

“Excess Cash Flow Period” means each of (i) the period beginning July 1, 2013, and ending on or about December 31, 2013 and (ii) each fiscal year thereafter of Holdings and its Subsidiaries.

“Excluded Borrower Information” has the meaning specified in Section 11.06(i)(iii).

“Excluded Hedge Obligation” means, with respect to any Guarantor of a Hedge Obligation, including the grant of a Lien to secure the Guaranty of such Hedge Obligation, any Hedge Obligation if, and to the extent that, such Hedge Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an

“eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty or grant of such Lien becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Hedge Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning specified in Section 5.24(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 8, 2010 among the Borrower, Fifth Third Bank, as agent, and a syndicate of lenders, as amended from time to time prior to the date hereof.

“Existing Cash Management Agreements” means those cash management agreements between the Borrower and Fifth Third Bank.

“Existing First Lien Notes” means the existing 10.50% Senior Secured Notes due 2015 issued by the Borrower.

“Existing Hedge Agreements” means those existing hedge agreements between the Borrower and Fifth Third Bank and described on Schedule 1.01(a).

“Existing Letters of Credit” means those existing letters of credit issued by Fifth Third Bank and described on Schedule 1.01(b).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.16(a)(ii).

“Extended Revolving Lender” has the meaning specified in Section 2.16(a)(ii).

“Extending Term Lender” has the meaning specified in Section 2.16(a)(iii).

“Extended Term Loans” has the meaning specified in Section 2.16(a)(iii).

“Extension” has the meaning specified in Section 2.16(a).

“Extension Offer” has the meaning specified in Section 2.16(a).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require (and shall include any increase in such Facilities pursuant to Section 2.14).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Applicable Agent from three federal funds brokers of recognized standing selected by it.

“Financial Covenant” has the meaning specified in Section 7.01.

“First Lien Notice of Redemption” means an irrevocable notice of redemption issued in respect of the Existing First Lien Notes in accordance with the terms of the indenture governing the Existing First Lien Notes.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fox River Indemnity Arrangements” means the collective reference to the PDC Environmental Indemnity Agreement, the AWA Environmental Indemnity Agreement, the Fox River Security Agreement, the Bermuda Company Agreements and the NCR Agreements.

“Fox River Security Agreement” means the Security Agreement, relating to the AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among the Borrower, Holdings and AWA.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Group Members” means the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement” has the meaning specified in Section 4.01(a)(iii).

“Guarantee and Collateral Agreement (Canada)” has the meaning specified in Section 4.01(a)(iii).

“Guarantee and Collateral Agreements” means, collectively, the (i) Guarantee and Collateral Agreement and (ii) the Guarantee and Collateral Agreement (Canada).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 6.09, including, without limitation, Appvion Canada, and each other Subsidiary of Holdings that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.09, in each case unless and until released pursuant to the terms of the Loan Documents. For the avoidance of doubt, in no event shall (i) PDC Capital Corporation, (ii) any Special Purpose Receivables Subsidiary or (iii) any Foreign Subsidiary (other than a Subsidiary organized under the laws of Canada or any province thereof) be a Guarantor.

“Guaranty” means the Guaranty made pursuant to the Guarantee and Collateral Agreements in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including gasoline or petroleum (including crude oil or any fraction thereof or petroleum distillates), asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, urea-formaldehyde, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or commodity agreements or other similar arrangements designed to protect against fluctuations in commodity prices, either generally or under specific contingencies.

“Hedge Bank” means the Revolver Agent and such other Lenders or Affiliates thereof as may from time to time be designated in writing to the Revolver Agent by the Borrower and such Lender or Affiliate as a Hedge Bank hereunder.

“Hedge Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Hedge Agreement or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Holdings Entity Transaction” means the consummation of a merger or consolidation by Holdings with a Specified Person or the acquisition of more than 50% of the voting power of all Voting Stock of Holdings by a Specified Person; provided that such transaction does not result in any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Specified Person becoming the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of all Voting stock of the Borrower; provided further that the following conditions precedent to such transaction are met: (i) no Default shall have occurred and be continuing at the time of the proposed transaction or would result therefrom, (ii) all guaranty and collateral requirements under the Loan Documents shall have been satisfied with respect to Holdings (or the Specified Person, in the case of a transaction in which the Specified Person is the surviving entity), (iii) Holdings (or the Specified Person, in the case of a transaction in which the Specified Person is the surviving entity) shall own not less than 100% of the Capital Stock of the Borrower, (iv) in the case of a transaction in which the Specified Person is the surviving entity, the Administrative Agent and the Revolver Agent shall have received fully executed assumption documentation in connection therewith and opinions of counsel, in each case, as reasonably requested by the Administrative Agent and the Revolver Agent and (v) the Administrative Agent and the Revolver Agent shall have received all documentation and other information with respect to the Specified Person as may be required by regulatory authorities or the Administrative Agent’s, Revolver Agent’s and/or such Lender’s internal policies under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act. In respect of a Holdings Entity Transaction, “Specified Person” means (a) a special purpose acquisition company having no material operations, operating assets or liabilities or (b) a “Morris Trust” vehicle or reverse “Morris Trust” vehicle. For the avoidance of doubt, the surviving entity of any Holdings Entity Transaction (to the extent not Holdings) shall be deemed to be “Holdings” as if such entity were an original party to this Agreement and the other Loan Documents.

“Immaterial Subsidiary” means, at any date of determination, all Foreign Subsidiaries of Holdings (other than a Subsidiary organized under the laws of Canada or any province thereof) designated as such in writing by the Borrower to the Administrative Agent from time to time which does not have either (a) Consolidated EBITDA that is, when combined with all other Immaterial Subsidiaries, greater than 5.0% of the Consolidated EBITDA of Holdings and its Subsidiaries as of the most recent fiscal quarter end for which financial statements have been delivered under Section 6.01(a) or (b) or (b) total assets with a book value that are, when combined with all other Immaterial Subsidiaries, greater than 5.0% of the consolidated total assets of Holdings and its Subsidiaries as of the most recent fiscal quarter end for which financial statements have been delivered under Section 6.01(a) or (b). If, at any time and from time to time after the Closing Date, one or more Subsidiaries shall cease to qualify as “Immaterial Subsidiaries”, then the Borrower shall, on the date on which financial statements are due in accordance with Section 6.01(a) or (b), designate in writing to the Administrative Agent one or more of such Subsidiaries (which shall cease to constitute “Immaterial Subsidiaries”) as may be necessary to ensure compliance with this definition.

“Increasing Lenders” has the meaning specified in Section 2.14.

“Incremental Loan Amendment” has the meaning specified in Section 2.14.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, provided that, if recourse in respect of such Indebtedness is so limited, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount thereof and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings), (e) all Capital Lease Obligations and all Synthetic Debt of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person with respect of Disqualified Capital Stock, which in the case of redeemable preferred Capital Stock shall be deemed to be the liquidation value of such redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of such Indebtedness and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings) and (j) for the purposes of Sections 7.02 and 8.01(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or Holdings under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign Laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercreditor Agreement” means the Intercreditor Agreement executed by Holdings, the Borrower, the other Loan Parties from time to time party thereto, the Administrative Agent and the collateral agent under the Second Lien Note Indenture, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Intercreditor Agreement Joinder” means, with respect to the Intercreditor Agreement, the notice of refinancing of first-lien obligations, dated as of the date hereof, executed by the Administrative Agent and acknowledged by the Borrower and the collateral agent under the Second Lien Note Indenture.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be reduced by all cash returns of principal or capital received on or prior to the date of determination (including all cash dividends, cash distributions and cash repayments in the nature of a return of principal or capital), and except as otherwise provided therein.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998,” International Chamber of Commerce – Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means the Revolver Agent, in its capacity as the issuer of Letters of Credit, and such other Lenders or Affiliates thereof as are requested by the Borrower and agrees to be an L/C Issuer hereunder and is approved by the Revolver Agent from time to time (which approval shall not be unreasonably withheld, delayed or conditioned).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower, the Administrative Agent and the Revolver Agent.

“Letter of Credit” means any letter of credit issued hereunder and, notwithstanding anything to the contrary set forth herein or in any other Loan Document, all Existing Letters of Credit shall be deemed for all purposes to constitute Letters of Credit hereunder and under each of the other Loan Documents.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day); provided that, any Letter of Credit may have an expiration date later than five (5) Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility with the consent of the L/C Issuer if such Letter of Credit is Cash Collateralized in accordance with Section 2.03(g) hereof.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan. For the avoidance of doubt, Loans shall also include any incremental Term Loans or incremental Revolving Credit Loans made pursuant to Section 2.14).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) the Engagement Letter, (e) the Administrative Agent Fee Letter, (f), the Revolver Agent Fee Letter, (g) each Issuer Document, (h) each Secured Hedge Agreement, (i) each Secured Cash Management Agreement, (j) the Intercreditor Agreement and (k) the Intercreditor Agreement Joinder; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Revolver Agent or any Lender under any Loan Document, or of the ability of the Borrower and the Guarantors taken as a whole to perform their obligations under any Loan Document to which they are parties; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, June 28, 2018 and (b) with respect to the Term Facility, June 28, 2019 or such later date as shall be set forth in an Incremental Loan Amendment, in each case, subject to extension pursuant to Section 2.16; provided that (i) if any amount of Second Lien Notes remains outstanding on June 30, 2015, then the Maturity Date of the Revolving Credit Facility shall automatically be deemed to be June 30, 2015 and (ii) if any amount of Second Lien Notes remains outstanding on September 15, 2015, the Maturity Date of the Term Facility shall automatically be deemed to be September 15, 2015; provided further that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Revolver Agent and the L/C Issuer in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in form as Exhibit F (with such changes thereto as shall be advisable under the Law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Mortgaged Properties” means the real properties listed under the heading “Mortgaged Properties” on Schedule 1.01(c), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to (a) any Disposition, (b) issuance of Indebtedness by Holdings or any of its Subsidiaries, (c) issuance of Capital Stock by Holdings or any of its Subsidiaries or (d) any proceeds of casualty insurance or condemnation awards (or payments in lieu thereof) received or paid to the account of Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary fees and out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess with respect to estimated Taxes shall constitute Net Cash Proceeds and shall be deemed received as of the date the determination of such excess with respect to estimated Taxes is made.

“New Lender” has the meaning specified in Section 2.14.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor” means any Subsidiary of Holdings (other than the Borrower) that is not a Guarantor.

“Non-Tendered First Lien Notes” means the approximately $4,290,000 aggregate principal amount of the Borrower’s Existing First Lien Notes for which valid tenders have not been received and accepted by the Borrower.

“Note” means a Term Note, a Revolving Credit Note or a Swing Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, Obligations shall not include any Excluded Hedge Obligations.

“Offer Loans” has the meaning specified in Section 11.06(i)(ii).

“OFAC” has the meaning specified in Section 5.24(b).

“OID” has the meaning specified in Section 2.05(c).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PDC Environmental Indemnity Agreement” means the Fox River PDC Environmental Indemnity Agreement, dated as of November 9, 2001, between Holdings and the Borrower, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

“Permitted Acquisition” means, as to any Person, any acquisition of property or series of related acquisitions of property by such Person that (a) constitutes all or substantially all of a business unit of any other Person or constitutes all of the Capital Stock of any other Person (other than director’s qualifying shares where required pursuant to any applicable Requirement of Law), and (b) is permitted by and consummated in compliance with the requirements of Section 7.07(k).

“Permitted Existing Debt” means Indebtedness described on Schedule 7.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions pursuant to which a Loan Party or a Special Purpose Receivables Subsidiary finances its Receivables Assets or interests therein by selling or borrowing against such Receivables Assets or interests therein; provided that (i) the aggregate Receivables Net Investment shall not exceed $60,000,000 at any time and (ii) all obligations in respect of any Permitted Receivables Financing shall be non-recourse to Holdings and its Subsidiaries (other than Special Purpose Receivables Subsidiaries).

“Permitted Refinancing Debt” means (w) in connection with any refinancing of the Second Lien Notes, new Indebtedness of the Borrower having terms (other than pricing, subject to the terms of the Intercreditor Agreement), taken as a whole, not materially less favorable to the Borrower than those applicable to the Second Lien Notes or otherwise on then market terms and conditions for comparable debt issuances (in each case as determined in good faith by the Administrative Agent and the Revolver Agent) or otherwise acceptable to the Administrative Agent and the Revolver Agent; provided that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the then-latest Maturity Date with respect to the Term Facility, (b) require prepayments (or mandatory redemptions) in a manner more extensive than the Second Lien Notes, (c) contain maintenance or other springing or conditional financial covenants that are more restrictive than this Agreement, (d) be secured by Liens that are not subordinated to the Liens securing the Obligations in a manner at least as favorable to the Lenders as provided for in the Intercreditor Agreement; provided that the Administrative Agent and the Revolver Agent may agree in their sole discretion to enter into a new intercreditor agreement with the agent or trustee under such new Indebtedness that is entered into to refinance the Second Lien Notes to the extent such new intercreditor agreement is in form and substance satisfactory to the Administrative Agent and the Revolver Agent, or (e) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement (as determined in good faith by the Administrative Agent and the Revolver Agent); (x) in connection with any refinancing of the Senior Subordinated Notes or any other Subordinated Indebtedness of the Borrower, new Subordinated Indebtedness of the Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the Borrower than those applicable to the Senior Subordinated Notes or the other Subordinated Indebtedness being refinanced (as determined in good faith by the Administrative Agent and the Revolver Agent); provided that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the then-latest Maturity Date with respect to the Term Facility, (b) be subordinated to the Obligations in a manner less favorable to the Lenders than the Senior Subordinated Notes or the other Subordinated Indebtedness being refinanced, (c) contain maintenance or other springing or conditional financial covenants, (d) require prepayments or mandatory redemptions in a manner more extensive than the Senior Subordinated Notes or the other Subordinated Indebtedness being refinanced or (e) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement (as determined in good faith by the Administrative Agent and the Revolver Agent); and (y) in connection with any refinancing of unsecured Indebtedness of the Borrower, new unsecured Indebtedness of the Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the Borrower than those applicable to the unsecured Indebtedness being refinanced or otherwise on then market terms and conditions for senior unsecured debt securities (in each case as determined in good faith by the Administrative Agent and the Revolver Agent); provided that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the then-latest Maturity Date with respect to the Term Facility, (b) require prepayments or mandatory redemptions in a manner more extensive than the unsecured Indebtedness being refinanced, (c) contain maintenance or other springing or conditional financial covenants or (d) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement (as determined in good faith by the Administrative Agent and the Revolver Agent).

“Permitted Refinancing Debt Documents” means all instruments and other agreements entered into by Holdings, the Borrower or any Subsidiaries in connection with any Permitted Refinancing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Stock” has the meaning specified in the applicable Guarantee and Collateral Agreement.

“Projections” has the meaning specified in Section 6.02(b).

“Properties” has the meaning specified in Section 5.17.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified IPO” shall mean the first bona fide underwritten public offering by Holdings of its Capital Stock after the Closing Date pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that yields cash gross proceeds to Holdings of at least $50,000,000.

“Receivable” has the meaning specified in the Guarantee and Collateral Agreements.

“Receivables Assets” means any Receivable and Related Security from time to time originated, acquired or otherwise owned by Borrower or any Subsidiary.

“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that, if all or any part of such Receivables Net Investment shall have been reduced by application of any collection and thereafter such collection is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such collection, all as though such collection had not been made.

“Recipient” means (a) the Administrative Agent, (b) the Revolver Agent, (c) the Swing Line Lender, (d) any Lender and (e) any L/C Issuer, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinancing” means (a) the repayment in full of, and the termination of any commitment to make extensions of credit under, all of the outstanding indebtedness of the Borrower under the Existing Credit Agreement and (b) repurchase by the Borrower of all of the outstanding Existing First Lien Notes pursuant to the Tender Offer and the First Lien Notice of Redemption.

“Register” has the meaning specified in Section 11.06(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse each L/C Issuer pursuant to Section 2.03 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Related Security” means, with respect to any Receivable:

(a) all of a Special Purpose Receivables Subsidiary’s and any Loan Party’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable (and do not evidence any asset that is not a Receivable);

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contractual Obligation related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) solely to the extent applicable to such Receivable, the rights, interests and claims under the Contractual Obligations and all guarantees, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contractual Obligation related to such Receivable or otherwise;

(e) all of a Special Purpose Receivables Subsidiary’s rights, interests and claims under the Permitted Receivables Documents; and

(f) all collections and other proceeds and products of any of the foregoing, as defined in the UCC, that are or were received by a Loan Party or Special Purpose Receivables Subsidiary, including, without limitation, all funds which either are received by a Loan Party or Special Purpose Receivables Subsidiary from or on behalf of the obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of the above Receivables or are applied to such amounts owed by the obligors (including, without limitation, any insurance payments that a Loan Party or Special Purpose Receivables Subsidiary applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the obligors in respect of the above Receivables or any other parties directly or indirectly liable for payment of any such Receivables, and all books and records of any Loan Party to the extent related to any of the Receivables Assets.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Subpart B of PBGC Reg. § 4043.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that (i) unless there is only one (1) Revolving Credit Lender, then at no time shall the Required Revolving Lenders constitute less than two (2) Revolving Credit Lenders (it being understood that Revolving Credit Lenders that are Affiliates of one another being considered as one Revolving Credit Lender for purposes of this proviso) and (ii) the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirement of Law” means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent and the Revolver Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party and each certification by a Responsible Officer set forth in any such document shall be deemed given by such Responsible Officer in such Person’s representational capacity as such Responsible Officer and not in such Person’s individual capacity.

“Restricted Junior Debt Payment” has the meaning specified in Section 7.08(a).

“Restricted Payment” has the meaning set forth in Section 7.06.

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination for which the amount of Excess Cash Flow shall have been calculated as provided in the Compliance Certificate delivered pursuant to Section 6.02(a) and with respect to which any payment required under Section 2.05(b)(i) has been paid, minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.05(b)(i) through the date of determination.

“Revolver Agent” means Fifth Third Bank in its capacity as revolver agent under any of the Loan Documents, or any successor revolver agent.

“Revolver Agent Fee Letter” means the letter agreement, dated June 3, 2013, between the Borrower and the Revolver Agent.

“Revolving Commitment Increase” has the meaning specified in Section 2.14.

“Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased from time to time pursuant to Section 2.14 or otherwise adjusted from time to time in accordance with this Agreement. For the avoidance of doubt, any increases in revolving Commitments made pursuant to Section 2.14 shall be deemed to be “Revolving Credit Commitments” for purposes of this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means any promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Revolving Increasing Lender” has the meaning specified in Section 2.14.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to Holdings or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby Holdings or such Subsidiary shall sell or transfer property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” has the meaning specified in Section 5.24.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Note Indenture” means the indenture entered into by Holdings, the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, in connection with the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof, of this Agreement and of the Intercreditor Agreement.

“Second Lien Note Documents” means the Second Lien Note Indenture, the Second Lien Notes, the Second Lien Security Documents and each other document, instrument or agreement relating to the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof, of this Agreement and of the Intercreditor Agreement.

“Second Lien Notes” means the 11.25% senior secured second lien notes of the Borrower due 2015 issued pursuant to the Second Lien Note Indenture.

“Second Lien Security Documents” means the collective reference to each security agreement, pledge agreement, mortgage, deed of trust, collateral agreement, instrument or other document granting or perfecting a Lien on any asset or assets of any Person in accordance with the terms of the Intercreditor Agreement to secure the obligations and liabilities of Holdings, the Borrower and certain of its Subsidiaries under the Second Lien Note Documents.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any other Loan Party and a Cash Management Bank and, notwithstanding anything to the contrary set forth herein or in any other Loan Document, all Existing Cash Management Agreements shall be deemed for all purposes to constitute Secured Cash Management Agreements hereunder and under each of the other Loan Document.

“Secured Hedge Agreement” means any interest rate, energy, raw materials, commodity or currency exchange Hedge Agreement permitted under Article VII that is entered into by and between the Borrower or any other Loan Party and a Hedge Bank and, notwithstanding anything to the contrary set forth herein or in any other Loan Document, all Existing Hedge Agreements shall be deemed for all purposes to constitute Secured Hedge Agreements hereunder and under each of the other Loan Document.

“Secured Parties” means, collectively, the Administrative Agent, the Revolver Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent or the Revolver Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreements, the Mortgages, the Intellectual Property Security Agreement (and any supplement thereto), each deposit account control agreement, each securities account control agreement and all other security documents hereafter delivered to the Administrative Agent granting or perfecting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Notes” means the 9  3/4% unsecured subordinated notes of the Borrower due 2014 issued pursuant to the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture” means the Indenture entered into by Holdings, the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by Holdings, the Borrower or such Subsidiaries in connection therewith, as amended prior to the Closing Date and as may be amended thereafter in accordance with the terms of this Agreement.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Receivables Subsidiary” means a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of its Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Holdings or any such Subsidiary becomes subject to a proceeding under the United States Bankruptcy Code (or other insolvency law).

“Specified ESOP Payments” has the meaning specified in Section 7.06(b).

“Statutory Reserves” means, for any day during any Interest Period for any Borrowing of Eurodollar Rate Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the FRB (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Borrowings of Eurodollar Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” means Indebtedness of any Group Member that is subordinated in right to and time of payment to the Obligations, including, without limitation, the Senior Subordinated Notes.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings.

“Swing Line Borrowing” means a Borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means the Revolver Agent, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Swing Note” means a promissory note made by the Borrower in favor of a Swing Line Lender evidencing Swing Line Loans made by such Swing Line Lender, substantially in the form of Exhibit C-3.

“Syndication Agent” means Fifth Third Bank, in its capacity as syndication agent hereunder.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the tender offer and consent solicitation commenced by the Borrower on May 31, 2013, and amended on June 24, 2013 with respect to Borrower’s Existing First Lien Notes.

“Tendered Notes” means approximately $300,710,000 aggregate principal amount of its Existing First Lien Notes for which valid tenders have been received and accepted by the Borrower pursuant to the Tender Offer.

“Term Borrowing” means a Borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be increased from time to time pursuant to Section 2.14 or otherwise adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility. For the avoidance of doubt, any term loans made pursuant to Section 2.14 shall be deemed to be “Term Loans” for purposes of this Agreement.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the Refinancing and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the Laws of one of the states of the United States of America and that is not a CFC.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent” means the Borrower, Holdings, the Administrative Agent and the Revolver Agent.

“Yield Differential” means, with respect to any Term Loans and/or Revolving Credit Loans made pursuant to Section 2.14, (i) the all-in yield (including interest rate margins, any interest rate floors, OID and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity)) applicable to such Term Loans and/or Revolving Credit Loans minus (ii) the all-in yield (determined on the same basis) applicable to the initial Term Loans and/or Revolving Credit Loans made pursuant to the initial Revolving Credit Commitments hereunder, minus (iii) 50 basis points.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless already followed by such phrase. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder.” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 29, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto, except as otherwise required or permitted under GAAP (and subject to clause (b) below) and disclosed to the Administrative Agent, the Revolver Agent and the Lenders in the first financial statements in which the change is made.

(b) Changes in GAAP. If at any time any change in GAAP (or a change by the Loan Parties in the application thereof) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Revolver Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or the application thereof) (subject to the approval of the Borrower and the Required Lenders or, in the case of the Financial Covenant (or any component definition thereof to the extent applicable thereto), the Required Revolving Lenders)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent, the Revolver Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or the application thereof).

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), each Term Lender severally agrees to make loans to the Borrower on the Closing Date in an aggregate amount not to exceed such Term Lender’s Term Commitment. Each Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in Dollars, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans made to the Borrower may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent and the Revolver Agent, which may be given by telephone. Each such notice must be received by the Applicable Agent not later than 10:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent and the Revolver Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of at least $500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Eurodollar Rate Loans with an Interest Period of one month. Any such automatic conversion to Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Applicable Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Applicable Agent shall notify each Lender of the details of any automatic continuation of Loans, in each case as described in Section 2.02(a). In the case of the Term Borrowings on the Closing Date and any Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Applicable Agent in immediately available funds at the Applicable Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Applicable Agent shall make all funds so received available to the Borrower either by (i) crediting an account of the Borrower maintained with Fifth Third Bank (or such other financial institution that is then serving as Revolver Agent) with the amount of such funds or (ii) by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Applicable Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued only on the last day of an Interest Period for such Eurodollar Rate Loan, however a Eurodollar Rate Loan may be converted at any time subject to any applicable breakage fees to be paid by the Borrower. During the existence of a Default, no Loans may be requested as or converted to Eurodollar Rate Loans or continued for an Interest Period of longer than one month, in each case, without the consent of the Required Term Lenders or Required Revolving Lenders, as applicable, and the Required Term Lenders or Required Revolving Lenders, as the case may be, may demand that any or all of the then outstanding Eurodollar Rate Loans made to the Borrower under the applicable Facility be converted to Base Rate Loans on the last day of the then current Interest Period with respect thereto.

(d) The Applicable Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Applicable Agent shall notify the Borrower and the Lenders of any change in prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Letters of Credit; Auto-Extension Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03 (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or one or more of the other Loan Parties, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or one or more of the other Loan Parties and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Revolver Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Revolver Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator (in the case of a binding arbitration proceeding) shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Revolver Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D) except as otherwise agreed by the Revolver Agent and the L/C Issuer, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into Cash Collateral or other arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to any reallocation as set forth in Section 2.15(a)(iv)) with respect to such Lender arising from the Letter of Credit then proposed to be issued.

(v) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent and the Revolver Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Revolver Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Revolver Agent and the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Revolver Agent (with a copy to the Administrative Agent) not later than 10:00 a.m. at least three (3) Business Days (or such later date and time as the Revolver Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Revolver Agent (with a copy to the Administrative Agent) such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Revolver Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Revolver Agent and the Administrative Agent (by telephone or in writing) that the Revolver Agent and the Administrative Agent have received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Revolver Agent and the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Revolver Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or one or more of the other Loan Parties or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower, the Revolver Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower, the Administrative Agent and the Revolver Agent thereof. Not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Revolver Agent in an amount equal to the amount of such drawing, which reimbursement may be in the form of direct cash reimbursement or in the form of a Base Rate Loan as set forth below. If the Borrower fails to reimburse the L/C Issuer in the form of a direct cash reimbursement by such time, the Revolver Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum, multiples or notice period specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice, and it being understood that any failure of the Borrower to directly pay unreimbursed drawings on the Honor Date in cash and without the need for a Base Rate Loan shall not constitute a Default in determining whether the conditions to such Revolving Credit Borrowing are satisfied). Any notice given by the L/C Issuer or the Revolver Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Revolver Agent for the account of the L/C Issuer at the Applicable Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Revolver Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Revolver Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the interest rate specified in Section 2.08(b). In such event, each Revolving Credit Lender’s payment to the Revolver Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Revolver Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Revolver Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees) shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Revolver Agent, with a copy to the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Revolver Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Revolver Agent), the Revolver Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Revolver Agent.

(ii) If any payment received by the Revolver Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Revolver Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Revolver Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (and in any event prior to the issuance and/or effectiveness of such Letter of Credit or amendment) notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Revolver Agent, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the

L/C Issuer, the Revolver Agent, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Revolver Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Maturity Date for the Revolving Credit Facility, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. In addition, at any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Revolver Agent or any L/C Issuer (with a copy to the Revolver Agent and the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Section 2.05 and Section 8.02(b) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of Article I, this Section 2.03, Section 2.05, Section 2.06, Section 2.15, Section 8.01 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Revolver Agent, for the benefit of the L/C Issuer or the Lenders, as Collateral for the L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Revolver Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Revolver Agent and the L/C Issuer (which documents are hereby consented to by the Lenders) (collectively, the “Cash Collateral”). Derivatives of such term have corresponding meanings and shall include the proceeds of such Cash Collateral and other credit support. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts maintained at Fifth Third Bank (or such other financial institution that is serving as Revolver Agent); provided that the Cash Collateral shall be released promptly by the Revolver Agent after the event that required the deposit of Cash Collateral shall be cured, waived or shall otherwise cease to exist.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent and the Revolver Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such Cash Collateral. If at any time the Revolver Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Revolver Agent or the L/C Issuers as provided herein or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Revolver Agent, pay or provide to the Revolver Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.03(g) or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.03(g) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Revolver Agent or the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Revolver Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate applicable to the Revolving Credit Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all overdue Letter of Credit Fees shall accrue interest thereon at the interest rate specified in Section 2.08(b).

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Revolver Agent (with a copy to the Administrative Agent), which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Revolver Agent (with a copy to the Administrative Agent) not later than 12:00 noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000 and in integral multiples of $50,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Revolver Agent (with a copy to the Administrative Agent) of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Revolver Agent (by telephone or in writing) that the Revolver Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Revolver Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Revolver Agent (including at the request of any Revolving Credit Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A)

directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Revolver Agent (with a copy to the Administrative Agent). Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Revolver Agent in immediately available funds for the account of the Swing Line Lender at the Applicable Agent’s Office not later than 12:00 noon on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Revolver Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Revolver Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Revolver Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Revolver Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees) shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Revolver Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Revolver Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Revolver Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional. (i) Subject to the last sentence of this Section 2.05(a)(i) and Section 2.05(c), the Borrower may, upon notice from the Borrower to the Administrative Agent and the Revolver Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Applicable Agent (with a copy to the other Applicable Agent) not later than 10:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one (1) day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of at least $500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount of the respective Borrowing); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Applicable Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment

(based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 and Section 2.05(c), as applicable. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in the Borrower’s discretion (or in the absence of such direction, in the direct order of maturity) and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent and the Revolver Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Revolver Agent (with a copy to the Administrative Agent) not later than 12:00 noon on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 (or the amount outstanding, if less). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) In the event that there shall be Excess Cash Flow for any Excess Cash Flow Period, within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall prepay an aggregate principal amount of Term Loans equal to the excess (if any) of (A) 50% of Excess Cash Flow (provided that such percentage shall be reduced to (1) 25% based upon the Borrower achieving a Consolidated Leverage Ratio of less than 3.50 to 1.0 but greater than or equal to 2.50 to 1.0 pursuant to a Compliance Certificate delivered pursuant to Section 6.02(a) for the fiscal year covered by such financial statements and (2) 0% based upon the Borrower achieving a Consolidated Leverage Ratio of less than 2.50 to 1.0 pursuant to a Compliance Certificate delivered pursuant to Section 6.02(a) for the fiscal year covered by such financial statements minus (B) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year.

(ii) If any Loan Party or any of its Subsidiaries (x) Disposes of any property in a Disposition constituting an Asset Sale which results in the realization by such Person of Net Cash Proceeds, (y) receives Net Cash Proceeds of casualty insurance or condemnation awards (or from payments in lieu thereof) (excluding for purposes of this clause (y) any Net Cash Proceeds from “Recoveries” (as defined in the AWA Environmental Indemnity Agreement and the PDC Environmental Indemnity Agreement), which must be paid to AWA under the terms of the applicable Fox River Indemnity Arrangements or (z) incurs or issues any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within five (5) Business Days of the receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) below); provided, however, that, (A) so long as no Event of Default shall have occurred and be continuing, with respect to any prepayment of Term Loans required to be made pursuant to the preceding clause (x) above in this Section 2.05(b)(ii), if such prepayment would result in the prepayment of one or more Eurodollar Rate Loans on a day other than the last day of the then current Interest Period for each such Eurodollar Rate Loan, the Borrower may defer the relevant portion of such required payment until the last day of the relevant then current Interest Period of each such applicable Eurodollar

Rate Loan (provided that such deferral period shall in no case exceed 60 days) and during such deferral period the Borrower may apply all or any part of such relevant portion of such required payment to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b)(ii) (provided that, upon the occurrence of an Event of Default during any such deferral period, the Borrower shall immediately prepay Term Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b)(ii) (without giving effect to this clause (A)) but which have not previously been so applied) and (B) with respect to any Net Cash Proceeds of (1) any property constituting an Asset Sale otherwise required to be applied under preceding clause (x) above in this Section 2.05(b)(ii), or (2) casualty insurance or condemnation awards (or from payment in lieu thereof) otherwise required to be applied under preceding clause (y) above in this Section 2.05(b)(ii), then in each case, at the election of the Borrower (as notified by the Borrower to the Administrative Agent (of its intent to reinvest) within five (5) Business Days of the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing at the time of such election, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 364 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (which time frame may be extended to 545 days after the date of receipt of such Net Cash Proceeds if the Borrower or the applicable Subsidiary or Subsidiaries of the Borrower shall have entered into an arms-length binding agreement at a time when no Default or Event of Default shall have occurred and be continuing and within such original 364-day time frame to make such reinvestment and such reinvestment shall not be complete within the original 364-day time frame); and provided further, however, that any Net Cash Proceeds of, as applicable, Asset Sales or casualty insurance or condemnation awards (or from payment in lieu thereof) not so reinvested shall be promptly applied (on such 364th day or 545th day, as applicable, or, if sooner, to the extent (I) the Borrower makes an earlier determination that such funds will not be so invested or (II) an Event of Default has occurred and is continuing and the Required Lenders have requested immediate application) to the prepayment of the Term Loans as set forth in this Section 2.05(b)(ii).

(iii) Subject to Section 2.05(c), if applicable, each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied first, to the next four (4) scheduled installments of Term Loans in the direct order of maturity and thereafter to the remaining principal repayment installments of the Term Facility on a pro rata basis; and second, to the Revolving Credit Facility as set forth in clause (vi) below.

(iv) Notwithstanding the provisions of clause (ii) of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Term Loans on such date is less than or equal to $2,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii) of this Section 2.05(b) to be applied to prepay Term Loans exceeds $2,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (iv)) but which have not previously been so applied.

(v) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(c) Loan Call Protection. (i) Any prepayment or repayment with respect to all or any portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to the Term Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, with original issue discount (“OID”) and upfront fees (but excluding customary arranging, underwriting or similar fees not shared with all relevant Lenders), which shall be deemed to constitute like amounts of OID, being equated to interest rate margins in a manner consistent with generally accepted financial practice based on an assumed four year or lesser remaining life to maturity), including any mandatory assignment in connection therewith with respect to a Non-Consenting Lender who did not provide consent to such prepayment or amendment, as applicable, shall be accompanied by a prepayment premium equal to 1.0% of the principal amount of such prepayment or of the Term Loans so affected by such conversion or amendment, as applicable, if such prepayment is made or conversion or amendment is effected prior to the first anniversary of the Closing Date. Any such determination by the Administrative Agent as contemplated in the preceding sentence shall be conclusive and binding on the Borrower and each Lender absent manifest error.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Revolver Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Revolver Agent (with a copy to the Administrative Agent) not later than 10:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Application of Commitment Reductions; Payment of Fees. The Revolver Agent will promptly notify the Administrative Agent and the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Facility under this Section 2.06. Upon any reduction of the Revolving Credit Facility, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall make quarterly repayments on the aggregate outstanding principal amount of the Term Loans to the Term Lenders on the first day of each fiscal quarter starting on October 1, 2013 in the amount of $837,500 (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.05(b)(iii)); provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date. The Borrower shall make repayments of (i) any Term Loans made pursuant to Section 2.14 in the manner set forth in the applicable Incremental Loan Amendment and (ii) any Extended Term Loans pursuant to Section 2.16 in the manner set forth in the applicable Extension Offer.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) within one (1) Business Day of demand by the Swing Line Lender and (ii) the Maturity Date for the Revolving Credit Facility.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) with respect to the Revolving Credit Loans (x) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurodollar Rate for such Interest Period plus (B) the Applicable Rate (y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate; and (z) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (I) the sum of (A) the Base Rate plus (B) the Applicable Rate applicable to Revolving Credit Loans or (II) such other rate as mutually agreed to by the Borrower and the Swing Line Lender; and (ii) with respect to Term Loans, (x) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurodollar Rate for such Interest Period plus (B) the Applicable Rate and (y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate.

(b) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). Upon the request of the Required Lenders (or in the case of non-compliance with Section 7.01, upon the request of the Required Revolving Lenders (unless and until such Default becomes an Event of Default with respect to the Term Loans pursuant to Section 8.01(c))), while any other Event of Default exists (i.e. from the date such Event of Default occurred (it being understood that with respect to an Event of Default related to non-compliance with Section 7.01, (i) the date of occurrence shall be the applicable date of determination of such Event of Default in accordance with Section 7.01 and (ii) any increase in rate shall only be applicable to the Revolving Credit Loans (unless and until such Default becomes an Event of Default with respect to the Term Loans pursuant to Section 8.01(c))), until the date such Event of Default is cured to the satisfaction of the Required Lenders or waiver pursuant to Section 11.01), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at the rates set forth in the immediately preceding sentence to the fullest extent permitted by applicable Laws. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 8.01(f), such increase shall occur automatically. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Revolver Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.50% multiplied by the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such Business Day after September 30, 2013 and on the last day of the Availability Period for the Revolving Credit Facility. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all overdue commitment fees shall accrue interest thereon at the interest rate specified in Section 2.08(b).

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter, the Administrative Agent Fee Letter and the Revolver Agent Fee Letter, as applicable. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed in writing between the Borrower and the Applicable Agent or Lender).

(ii) The Borrower shall pay to the Administrative Agent and the Revolver Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed in writing between the Borrower and the Applicable Agent or Lender).

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Applicable Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Applicable Agent in the ordinary course of business. The accounts or records maintained by the Applicable Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Applicable Agent in respect of such matters, the accounts and records of the Applicable Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Applicable Agent, the Borrower shall execute and deliver to such Lender (through the Applicable Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Applicable Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Applicable Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Applicable Agent shall control in the absence of manifest error.

2.12 Payments Generally; Applicable Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Applicable Agent, for the account of the respective Lenders to which such payment is owed, at the Applicable Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Applicable Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Applicable Agent after 1:00 p.m., shall be deemed received on the next succeeding

Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Applicable Agent. Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Applicable Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Applicable Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the respective Facility. If the Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Applicable Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

(ii) Payments by Borrower; Presumptions by Applicable Agent. Unless the Applicable Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Applicable Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Applicable Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

A notice of the Applicable Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Applicable Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Applicable Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Applicable Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. With respect to any Loan Party’s Obligations hereunder, if at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder with respect to such Loan Party’s Obligations, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties, in each case with respect to the Obligations of such Loan Party.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Applicable Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply) or any amounts received by the L/C Issuer and/or Swing Line Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Notwithstanding the foregoing, the provisions of Section 2.16 shall supersede any provisions of this Section 2.13 to the contrary.

2.14 Increases in Facilities.

(a) Borrower may, on not more than five (5) occasions after the Closing Date, increase, at Borrower’s request to the Applicable Agent (with a copy to the other Applicable Agent), the then effective aggregate principal amount of the Term Commitments and/or Revolving Credit Commitments; provided that:

(i) the aggregate principal amount of the increases in the Term Commitments and/or Revolving Credit Commitments pursuant to this Section 2.14 shall not exceed the greater of (x) $100,000,000 and (y) an aggregate principal amount such that the Consolidated First Lien Leverage Ratio does not exceed 2.90:1.00 on a pro forma basis after giving effect to the incurrence of such Term Loan and/or Revolving Credit Commitments, as the case may be, and assuming such Term Loans and/or Revolving Credit Commitments are secured on a first lien basis and that any increased Revolving Credit Commitments are fully funded and the aggregate principal amount of any requested increase shall be in a minimum amount of $10,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.14) and integral multiples of $1,000,000 in excess thereof;

(ii) Borrower shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Applicable Agent in connection with such increases and at the time of any such proposed increase;

(iii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase and the application of proceeds therefrom;

(iv) Holdings shall be in compliance, on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b), after giving effect to such increase (assuming that any Revolving Credit Commitments are fully funded), with the Financial Covenant specified in Section 7.01 (whether or not the Financial Covenant is required to be tested at such time);

(v) the Term Loans made under this Section 2.14 shall have a maturity date no earlier than the Maturity Date applicable to the Term Loans and in the case of additional Term Loans made pursuant to this Section 2.14 shall have a weighted average life to maturity no shorter than the Term Loans made under Section 2.01;

(vi) the Revolving Credit Commitments made under this Section 2.14 shall have the same Maturity Date applicable to the Revolving Credit Commitments as of the Closing Date;

(vii) if the all-in yield (including interest rate margins, any interest rate floors, OID and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity)) applicable to the Term Loans and/or Revolving Credit Loans made pursuant to this Section 2.14 exceeds the all-in yield (determined on the same basis) applicable to the initial Term Loans and/or Revolving Credit Loans made pursuant to the initial Revolving Credit Commitments hereunder by more than 50 basis points, then the interest rates set forth in Section 2.08 shall increase by the Yield Differential (it being understood that any increase in the interest rate margins may (x) take the form of increases in interest rate floors, OID or upfront fees, with such OID or upfront fees being equated to such interest rate margins in a manner determined by the Applicable Agent and consistent with generally accepted financial practice based on the lesser of a four-year average life to maturity or the remaining life to maturity or (y) be accomplished by a combination of an increase in the interest rate margins, interest rate floors, OID and/or upfront fees);

(viii) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the date of any increase in the Facilities pursuant to this Section 2.14, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such earlier date;

(ix) the Term Loans made under this Section 2.14 shall be subject to, and share ratably in, repayments and prepayments of the initial Term Loans in accordance with Section 2.13;

(x) the Term Loans and/or Revolving Credit Loans made under this Section 2.14 shall be subject to, and share ratably in, the Guaranty and security interest in the Collateral of the initial Term Loans and the Revolving Credit Loans made pursuant to the initial Revolving Credit Commitments hereunder, and shall be subject to the terms of the Intercreditor Agreement; and

(xi) all other terms and conditions with respect to the Term Loans and/or Revolving Credit Loans made pursuant to this Section 2.14 shall be satisfactory to the Borrower and the Applicable Agent.

(b) Any request under this Section 2.14 shall be submitted by the Borrower in writing to the Applicable Agent (which shall promptly forward copies to the other Applicable Agent and the applicable Lenders). Borrower may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Term Commitments and/or Revolving Credit Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Term Commitment and/or Revolving Credit Commitment. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Term Commitment and/or Revolving Credit Commitment. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Term Commitments and/or Revolving Credit Commitments pursuant to this Section 2.14. No Lender which declines to increase the principal amount of its Term Commitment and/or Revolving Credit Commitment may be replaced with respect to its existing Term Commitment and/or Revolving Credit Commitment as a result thereof without such Lender’s consent.

(c) Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed increase of the Term Commitments and/or Revolving Credit Commitments that it is willing to assume (provided that any Lender not so responding within five (5) Business Days (or such shorter period as may be specified by the Applicable Agent) shall be deemed to have declined such a request). Borrower may accept some or all of the offered amounts or designate new lenders that are reasonably acceptable to the Applicable Agent as additional Lenders hereunder in accordance with this Section 2.14 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate principal amount of the applicable Term Commitments and/or Revolving Credit Commitments. The Applicable Agent, in consultation with Borrower, shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Term Commitments and/or Revolving Credit Commitments among Increasing Lenders and New Lenders.

(d) Subject to the foregoing, any increase requested by the Borrower shall be effective upon (A) delivery to the Administrative Agent and the Revolver Agent of each of the following documents: (i) an originally executed copy of a joinder agreement signed by a duly authorized officer of each New Lender; (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to the Applicable Agent, signed by a Responsible Officer of the Borrower; (iii) an officer’s certificate executed by a Responsible Officer of the Borrower, in form and substance reasonably acceptable to the Applicable Agent; (iv) to the extent requested by any New Lender or Increasing Lender, executed Notes issued by the Borrower; (v) an amendment (an “Incremental Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender (if any), each New Lender (if any), the Administrative Agent and the Revolver Agent; and (vi) any other certificates or documents that the Applicable Agent and the Revolver Agent shall reasonably request, in form and substance reasonably satisfactory to the Applicable Agent, and (B) satisfaction on the effective date of the Incremental Loan Amendment of (x) each of the conditions specified in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the effective date of the Incremental Loan Amendment), and (y) such other conditions as the parties thereto shall agree. Any such increase shall be in an aggregate principal amount equal to (A) the principal amount that Increasing Lenders are willing to assume as increases to the principal amount of their Term Commitments and/or Revolving Credit Commitments plus (B) the principal amount offered by New Lenders with respect to the Term Commitments and/or Revolving Credit Commitments, in either case as adjusted by the Borrower and the Applicable Agent pursuant to this Section 2.14. Notwithstanding anything to the contrary in Section 11.01, the Applicable Agent is expressly permitted, without the consent of the other Lenders (but upon notice to the other Applicable Agent), to amend the Loan Documents to the extent necessary or appropriate in the reasonable opinion of the Applicable Agent to give effect to any increases pursuant to this Section 2.14.

(e) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of any increase in the Revolving Credit Commitments pursuant to this Section 2.14 (any such increase, a “Revolving Commitment Increase” and each such Lender, a “Revolving Increasing Lender”) in respect of such increase, and each such Revolving Increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i)

participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Increasing Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Revolver Agent and the Lenders hereby agree that the minimum Borrowing, pro rata Borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

2.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Revolver Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Revolver Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Revolver Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Revolver Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Revolver Agent; fifth, if so determined by the Revolver Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Revolver Agent and the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Total Revolving Credit Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If the Borrower, the Applicable Agent, the Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Applicable Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Applicable Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure with respect to such Lender (after giving effect to any reallocation as set forth in Section 2.15(a)(iv)) arising from the Swing Line Loan then proposed to be funded and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure with respect to such Lender (after giving effect to any reallocation as set forth in Section 2.15(a)(iv)) arising from the Letter of Credit then proposed to be funded.

2.16 Extension of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date or all Revolving Credit Lenders having Revolving Credit Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Credit Commitments) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Credit Commitments of such class, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the Extension Offer is delivered to the Lenders;

(ii) except as to interest rates, fees and final commitment termination date (which shall be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Lenders), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”) and the related outstandings shall be a Revolving

Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Credit Lenders) as the original Revolving Credit Commitments (and related outstandings); provided that (1) the Borrowing and payments (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extending tranche of Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Credit Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to Section 11.01, all Swing Line Loans and Letters of Credit shall be risk-participated on a pro rata basis by all Lenders with Revolving Credit Commitments (including Extended Revolving Credit Commitments) in accordance with their percentage of the Revolving Credit Commitments, (3) assignments and participations of Extended Revolving Credit Commitments and related Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to the other Revolving Credit Commitments and Revolving Credit Loans and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any existing Revolving Credit Commitments) which have more than two (2) different maturity dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein or other provisions contained therein applicable only to periods after the then latest maturity date);

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date of the Term Loans extended thereby;

(v) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with non-extending tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(vii) if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) or Revolving Credit Commitments in respect of which Term Lenders or Revolving Credit Lenders respectively shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans of such Term Lenders or Revolving Credit Lenders respectively shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent, the Revolver Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section 2.16.

(c) No consent of any Lender or any Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuer and Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize the Administrative Agent and the Revolver Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Loan Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent, the Revolver Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the applicable Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date referenced therein is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent). The Administrative Agent shall promptly notify each Lender of the effectiveness of each such amendment.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent and the Revolver Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent and the Revolver Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent and the Revolver Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

(e) This Section 2.16 shall supersede any provisions of Section 2.13, Section 11.01 or Section 11.08 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law (including FATCA). If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower and Holdings shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower and Holdings. The Borrower and Holdings shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Applicable Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent and the Revolver Agent), or by the Applicable Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Indemnification by Lenders. Each Lender or the L/C Issuer shall severally indemnify the Applicable Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or Holdings has not already indemnified the Applicable Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and Holdings to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Applicable Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Applicable Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Applicable Agent to the Lender from any other source against any amount due to the Applicable Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority pursuant to this Section 3.01, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent and the Revolver Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and the Revolver Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower or Holdings, as applicable, and the Applicable Agent at the time or times reasonably requested by the Borrower, Holdings or the Applicable Agent, such properly completed and executed documentation reasonably requested by the Borrower, Holdings or the Applicable Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, Holdings or the Applicable Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, Holdings or the Applicable Agent as will enable the Borrower, Holdings or the Applicable Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent and the Revolver Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Applicable Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Borrower, Holdings, the Administrative Agent and the Revolver Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, Holdings, the Administrative Agent or the Revolver Agent), to the extent it is legally entitled to do so, whichever of the following is applicable.

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or Holdings within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed originals IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, Holdings, the Administrative Agent and the Revolver Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, Holdings, the Administrative Agent or the Revolver Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Applicable Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, Holdings, the Administrative Agent and the Revolver Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower, Holdings, the Administrative Agent or the Revolver Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Applicable Agent as may be necessary for the Borrower, Holdings and the Applicable Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, Holdings and the Applicable Agent in writing of its legal inability to do so.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent, the Revolver Agent or the Borrower, as the Administrative Agent, the Revolver Agent or Borrower shall reasonably request, and in a timely fashion, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes, or for information collection and reporting purposes, in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent and the Revolver Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, or other information provided, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent, the Revolver Agent or any Lender, as the Administrative Agent, the Revolver Agent or such Lender shall reasonably request, and in a timely fashion, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender, the Administrative Agent or the Revolver Agent under such Laws in connection with any payment by the Applicable Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent and the Revolver Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Applicable Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Applicable Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Applicable Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate; provided that, upon any such notice by any Lender pursuant to this Section 3.02 of the suspension of its obligation to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans, the Base Rate shall be determined without reference to clause (c) of the definition of “Base Rate”, and all Base Rate Loans shall be subject to the Base Rate (as so determined without reference to clause (c) of said definition) until such time as such suspension of the obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall cease to be in effect. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the offshore interbank market for such currency for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Base Rate Loan, or (c) the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Applicable Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, the Base Rate shall be determined without reference to clause (c) of the definition of “Base Rate” and all Base Rate Loans shall be subject to the Base Rate (as so determined without reference to clause (c) of said definition) until the Applicable Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section (or Sections 3.01 or 3.05) shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section (or Sections 3.01 or 3.05) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law or other event giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent and the Revolver Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but not loss of anticipated profits or margin) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including, with respect to clauses (a), (b) and (c) above, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05 each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

Subject to Section 3.04(d), all of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent on the date of the initial Credit Extensions under this Agreement:

(a) The Administrative Agent’s and the Revolver Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent, the Revolver Agent and each of the Lenders’

(i) executed counterparts of this Agreement in the number requested by the Administrative Agent;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a guarantee, pledge and security agreement, in form and substance satisfactory to the Administrative Agent and the Revolver Agent (x) as duly executed by the U.S. Loan Parties (as it may be amended, restated, modified and/or supplemented from time to time, the “Guarantee and Collateral Agreement”), and (y) as duly executed by Appvion Canada (as it may be amended, restated, modified and/or supplemented from time to time, the “Guarantee and Collateral Agreement (Canada)”; together with the Guarantee and Collateral Agreement, collectively, the “Guarantee and Collateral Agreements”), together with:

(A) certificates representing the Pledged Stock referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments indorsed in blank,

(B) a completed “perfection certificate”, dated on or before the date of the initial Credit Extension, describing the assets of the Loan Parties;

(C) evidence reasonably satisfactory to the Administrative Agent and the Revolver Agent that all other actions, recordings and filings of or with respect to the Guarantee and Collateral Agreements that the Administrative Agent and the Revolver Agent may deem necessary or desirable in order to perfect the Liens created thereby are capable of being completed promptly following the initial Credit Extensions hereunder,

(D) the control agreements with respect to Deposit Accounts and Securities Accounts, in each case as referred to in the Guarantee and Collateral Agreements (to the extent required by the Administrative Agent and the Revolver Agent), duly executed by the appropriate parties; provided that such agreements may be delivered on a post-closing basis, but in no case later than 60 days after the Closing Date unless the Administrative Agent and the Revolver Agent have otherwise agreed in writing,

(E) evidence that all other action that the Administrative Agent or the Revolver Agent may deem necessary or desirable in order to perfect the Liens created under the Guarantee and Collateral Agreements has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and any landlords’ and bailees’ waiver and consent agreements reasonably requested by the Administrative Agent or the Revolver Agent (to the extent the same are obtainable using commercially reasonable efforts); provided that any required (after taking into account the foregoing standard) landlords’ and bailee waivers and consent agreements may be delivered on a post-closing basis, but in no case later than 60 days after the Closing Date unless the Administrative Agent and the Revolver Agent have otherwise agreed in writing).

(iv) Mortgages, etc.

(A) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(B) The Administrative Agent shall have received favorable opinions of counsel to the Loan Parties, addressed to each Agent and each Lender, as to matters concerning the Mortgages in form and substance satisfactory to the Administrative Agent and the Revolver Agent.

(C) If any Mortgaged Property is located in a special flood hazard area under the National Flood Insurance Act of 1968, the Administrative Agent and the Revolver Agent shall have received (1) a policy of flood insurance that (a) covers any parcel of improved real property that is encumbered by the applicable Mortgage, (b) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (c) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (2) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the FRB.

(v) an intellectual property security agreement, in form and substance satisfactory to the Administrative Agent and the Revolver Agent (together with each other intellectual property security agreement and intellectual property security agreement supplement, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each U.S. Loan Party, together with evidence that all action that the Administrative Agent and the Revolver Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent and the Revolver Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent and the Revolver Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower, Holdings and other Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failures to do so could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect;

(viii) a favorable opinion of (i) DLA Piper LLP, counsel to the Loan Parties, (ii) Foley & Lardner LLP, Wisconsin counsel to the Loan Parties, and (iii) Davis LLP, Canadian counsel to Appvion Canada, in each case, addressed to the Administrative Agent, the Revolver Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents in form and substance satisfactory to the Administrative Agent and the Revolver Agent;

(ix) a certificate signed by a Responsible Officer of the Borrower certifying (A) that there have been no events or circumstances since December 29, 2012 that have had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (B) no actions, suits, investigations or proceedings are pending, or to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties (other than Foreign Subsidiaries) that constitutes Collateral;

(xi) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released;

(xii) evidence that (x) the Tendered Notes have been, or concurrently with the Closing Date are being, redeemed in accordance with the terms thereof, and all Liens, if any, securing obligations under the Tendered Notes have been, or concurrently with the Closing Date are being, released and (y) all Liens, if any, securing the obligations under the Non-Tendered Notes have been, or concurrently with the Closing Date are being, released;

(xiii) the Intercreditor Agreement Joinder, duly executed by each of the parties thereto (other than the Administrative Agent) and in form and substance satisfactory to the Administrative Agent and the Revolver Agent;

(xiv) ratings acceptable to the Administrative Agent of the Facilities by each of S&P and Moody’s;

(xv) a customary solvency certificate in form and substance satisfactory to the Administrative Agent and the Revolver Agent signed by the chief financial officer of the Borrower; and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Revolver Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent, the Revolver Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Administrative Agent or the Revolver Agent for the benefit of the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent and the Revolver Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Revolver Agent (directly to such counsel if requested by the Administrative Agent or the Revolver Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower, and the Administrative Agent and the Revolver Agent).

(d) The Administrative Agent and the Revolver Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Without limiting the generality of the provisions of the last paragraph of Section 9.03 for purposes of determining compliance with the conditions specified in this Section 4.01, each of the Administrative Agent, the Revolver Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless, in the case of a Lender, the Administrative Agent or the Revolver Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (including the initial Credit Extension on the Closing Date, but other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall then exist, or shall exist after giving effect to such proposed Credit Extension and any application of the proceeds thereof.

(c) The Applicable Agent (with a copy to the other Applicable Agent) and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the relevant conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Agents, the L/C Issuer and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings and the Borrower hereby, jointly and severally, represents and warrants to each Agent, the L/C Issuer and each Lender that:

5.01 Financial Condition.

The audited consolidated balance sheets of Holdings and its consolidated subsidiaries as at January 1, 2011, December 31, 2011 and December 29, 2012, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLC present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated subsidiaries as at March 31, 2013, and the related unaudited consolidated statements of income and cash flows for the quarterly period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarterly period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). During the period from the date of the most recent audited consolidated balance sheet delivered pursuant to this Section 5.01 to and including the Closing Date, there has been no Disposition by Holdings of any material part of its business or property. Without limiting the foregoing, on the Closing Date, the Fox River Indemnity Arrangements remain in full force and effect as described in Holdings’ Form 10-K filing for the fiscal year ended December 29, 2012.

5.02 No Change.

Since December 29, 2012, there have been no developments or events that have had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.03 Corporate Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) except where failures to be so qualified could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (d) is in compliance with its Organization Documents, and (e) except to the extent that the failures to comply therewith could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, is in compliance with all other Requirements of Law.

5.04 Power; Authorization; Enforceable Obligations.

Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect, (ii) filings required by, or to perfect the security interests granted pursuant to, the various Security Documents and (iii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05 No Legal Bar.

The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the Borrowings hereunder and the use of the proceeds thereof will not violate any (a) material Requirement of Law, (b) Contractual Obligation or (c) Organization Document of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation or Organization Document (other than the Liens created by the Security Documents). No Requirements of Law or Contractual Obligations applicable to any Group Member could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.06 Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing by or against any Group Members or against any of their respective properties or revenues that could reasonably be expected either individually or in the aggregate to have a Material Adverse Effect.

5.07 No Default.

Except for any such defaults that could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, no Group Member is in default under or with respect to any of its Contractual Obligations. No Default or Event of Default has occurred and is continuing.

5.08 Ownership of Property; Liens; Insurance.

Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property described on Schedule 5.08, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.03. The properties of each Loan Party are insured with financially sound and reputable insurance companies (as determined by the Borrower in good faith) not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Group Member operates. Schedule 5.08 sets forth in reasonable detail all insurance policies maintained by the Group Members as of the Closing Date.

5.09 Intellectual Property.

Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where failures to own or license such Intellectual Property could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect. No claims that could reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, have been asserted or are pending by any Person challenging or questioning the ownership or use of any Intellectual Property or the validity or effectiveness of any Intellectual Property owned by or licensed to any Loan Party, nor does any Loan Party know of any valid basis for any such claim. To the best knowledge of the Loan Parties, the operation of the business and use of Intellectual Property by no Loan Party infringes, misappropriates or otherwise violates the rights of any Person in any material respect. To the best knowledge of the Loan Parties, there is no infringement, misappropriation or violation by others of any right of Holdings, the Borrower or any of its Subsidiaries with respect to any Intellectual Property.

5.10 Taxes.

Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and all such returns are true, correct and complete in all material respects. Each Group Member has paid all Taxes shown to be due and payable on said returns other than Taxes properly contested, as set forth in Section 6.03. No tax Liens (except to the extent permitted pursuant to Section 7.03) has been filed, and, except for any such claims that could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, to the knowledge of the Loan Parties, no written claims have been asserted with respect to any such Tax.

5.11 Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the FRB. If requested by any Lender, the Administrative Agent or the Revolver Agent, the Borrower will furnish to the Administrative Agent, the Revolver Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of the FRB.

5.12 Labor Matters.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Loan Party, threatened in writing; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee wages and employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13 ERISA.

(a) Except as set forth on Schedule 5.13(a): (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the Closing Date with respect to any Plan; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the Closing Date, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; and (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in any liabilities under ERISA which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization or Insolvent.

(b) Favorable determination or opinion letters have been received prior to the Closing Date from the Internal Revenue Service with respect to each Plan which at such time is intended to comply with the provisions of Section 401(a) of the Code. Prior to the Closing Date, the ESOP received a favorable determination letter from the IRS that the ESOP is tax-qualified and tax exempt under Sections 401(a) and 501(a), respectively, of the Code and that the ESOP Component is an “employee stock ownership plan”, within the meaning of Section 4975(e)(7) of the Code. To the knowledge of Holdings and the Borrower, as of the Closing Date each Plan (including, without limitation, the ESOP) complies in form and in operation with the requirements of Section 401(a) of the Code, the relevant provisions of ERISA, and any other applicable Laws, rules, and regulations required as of the date of this Agreement; provided, however, that to the extent that the Internal Revenue Service requires amendment of the ESOP as a condition for the issuance of a future favorable determination letter, the Borrower will cause the ESOP to be timely amended accordingly.

(c) To the knowledge of the Loan Parties, as of the Closing Date, no Group Member nor any Commonly Controlled Entity, nor any trustee, administrator, or fiduciary of any of the Plans, has (i) engaged in a “prohibited transaction,” as that term is defined in Section 4975 of the Code or Section 406 of ERISA, which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower or any Commonly Controlled Entity to any liability for a Tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, or (ii) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower, or any Commonly Controlled Entity to any liability under Section 502 of ERISA.

(d) As of the Closing Date, the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not (i) involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which there is no exemption under Section 408 of ERISA or Section 4975 of the Code, respectively; (ii) constitute a violation of the fiduciary responsibility standards imposed by Section 404 of ERISA; or (iii) adversely affect the qualified status of the ESOP under Sections 401(a) or 4975(e)(7) of the Code.

(e) (i) As of the Closing Date, the ESOP Component is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and the ESOP is qualified under Section 401(a) of the Code; (ii) the ESOP has been duly established in accordance with and under applicable Law and the ESOP’s trust is a tax-exempt trust under Section 501(a) of the Code; (iii) the terms of the ESOP Documentation comply with the applicable provisions of Title I of ERISA and (iv) the shares of Capital Stock held by the ESOP Trust are “employer securities” within the meaning of Section 409(1) of the Code.

(f) As of the Closing Date, Appvion Canada does not contribute to any defined benefit pension plan.

5.14 Investment Company Act; Other Regulations.

No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the FRB) that limits its ability to incur Indebtedness, other than with respect to any such regulations of general application to companies generally.

5.15 Subsidiaries.

On the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Group Member and, as to each such Group Member, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth in the ESOP Documentation, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member, except as created by the Loan Documents.

5.16 Use of Proceeds.

On the Closing Date, the Borrower will use the proceeds of the Term Loans to consummate the Refinancing and to pay any fees and expenses related thereto; provided that up to $40,000,000 of the Revolving Credit Loans may be drawn on the Closing Date. After the Closing Date, the Borrower will use the proceeds of Revolving Credit Loans and any Term Loans made pursuant to Section 2.14 for working capital and general corporate purposes of the Borrower and its Subsidiaries.

5.17 Environmental Matters.

Except as, individually or in the aggregate (excluding matters set forth on Schedule 5.17 to the extent described therein), could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or under Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened in writing;

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18 Accuracy of Information, etc.

No statement or information, other than the projections and pro forma financial information, contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent, the Revolver Agent or the Lenders, or any of them, for use in connection with the Transactions or the other transactions contemplated by this Agreement or the other Loan Documents, contained (taken as a whole) as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or, in the case of all such information (taken as a whole) furnished on or prior to the Closing Date, omitted to state a material fact necessary to make the statements contained herein or therein at such time, taken as a whole, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, there are no facts known to any Loan Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent, the Revolver Agent and the Lenders for use in connection with the Transactions or the other transactions contemplated hereby and by the other Loan Documents.

5.19 Security Documents.

(a) The Guarantee and Collateral Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreements, when stock certificates and related stock powers representing such Pledged Stock are delivered to the Administrative Agent (assuming the Administrative Agent retains possession of such certificates and stock powers in the State of New York; it being understood that if such Pledged Stock is held in a jurisdiction other than the State of New York, the Law of such other jurisdiction will govern perfection), and in the case of the other Collateral described in the Guarantee and Collateral Agreements, when financing statements and other filings specified on Schedule 3(a) to the Guarantee and Collateral Agreements in appropriate form are filed in the offices specified on Schedule 3(a) to the Guarantee and Collateral Agreements, to the extent that a security interest therein can be perfected by the filing of a financing statement or by the other filings described in Schedule 3(a) to the Guarantee and Collateral Agreements, the Guarantee and Collateral Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreements), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.03 (other than Liens permitted by Section 7.03(t))).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein, and when the Mortgages are filed in the offices specified on Schedule 3(b) to the Guarantee and Collateral Agreements, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except as permitted by Section 7.03 (other than Liens permitted by Section 7.03(t))). Schedule 1.01(c), which lists each parcel of real property in the United States owned in fee simple by Holdings or any of its Subsidiaries as of the Closing Date, shall include a sub-heading for “Mortgaged Properties”.

5.20 Solvency.

The Loan Parties are, taken as a whole, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

5.21 Senior Indebtedness.

The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other defined term having a similar purpose) of the Borrower under the Senior Subordinated Note Indenture and any Permitted Refinancing Debt Document. The obligations of each Subsidiary party thereto under the Guarantee and Collateral Agreements, as applicable, will constitute “Guarantor Senior Debt” (or any other defined term having a similar purpose) of such Subsidiary under the Senior Subordinated Note

Indenture and under any Permitted Refinancing Debt Document (if such Subsidiary is an obligor or guarantor thereunder). There is no other Indebtedness (other than the Obligations) which has been designated as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or for purposes of any Permitted Refinancing Debt Document.

5.22 Regulation H.

As of the date any Mortgage is entered into, such Mortgage shall not encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available, and has not been obtained, under the National Flood Insurance Act of 1968.

5.23 S Corporation Status.

(a) Prior to the Closing Date, Holdings has qualified and elected to be treated as an “S Corporation” under Subchapter S of the Code, and on the Closing Date each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code) has qualified and elected to be treated as a “qualified subchapter S subsidiary”, in each case for U.S. federal income tax purposes and in accordance with all applicable Requirements of Law.

(b) Prior to the Closing Date, no Governmental Authority has disputed in writing Holdings’ qualification as an “S Corporation” under Subchapter S of the Code, or the qualification of each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code) as a “qualified subchapter S subsidiary”, in each case for U.S. federal income tax purposes.

5.24 Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a) No Group Member and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirements of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), the United Nations Act (Canada) and the Special Economic Measures Act (Canada).

(b) No Group Member and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or by any other Governmental Authority under applicable Anti-Terrorism Laws (collectively, “Sanctions”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to Sanctions.

(c) No Group Member and, to the knowledge of the Loan Parties, no broker or other agent of any Group Member acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.24(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable Anti-Terrorism Laws, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No Group Member nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other Person acting, directly or indirectly, on behalf of any Group Member, has, in the course of its actions for, or on behalf of, any Group Member, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE VI

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the L/C Issuer or any Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.01 Financial Statements.

Furnish to the Administrative Agent (who shall then distribute such items to each Lender) and the Revolver Agent:

(a) as soon as available (but only if Holdings is no longer required to make such filing with the SEC), but in any event within the earlier of (i) 90 days after the end of each fiscal year of Holdings and (ii) five days after such related filing (if any) with the SEC is due, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLC or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available (but only if Holdings is no longer required to make such filing with the SEC), but in any event within the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings and (ii) five days after such related filing (if any) with the SEC is due, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c) [Reserved].

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail, and the financial statement under paragraph (a) and (b) above shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for the absence of footnotes in the quarterly statements and as approved by such accountants or officer, as the case may be, and disclosed therein). In regard to subsections (a) and (b) of this Section 6.01, the filing of Forms 10-Q and 10-K with the SEC shall constitute delivery for purposes thereof (and shall satisfy the information requirements of Section 6.01(a) or (b) above, as the case may be, and satisfy the time requirements thereof if filed within the time period required thereby); however, electronic copies of such reports must still be delivered to the Administrative Agent and the Revolver Agent.

6.02 Certificates; Other Information.

Furnish to the Administrative Agent (who shall then distribute such items to each Lender) and the Revolver Agent:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer of Holdings or the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of the financial statements delivered pursuant to subsections (a) and (b) of Section 6.01, a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of this Agreement referred to therein (including, but not limited to, a calculation of Excess Cash Flow, the Available Amounts Basket and Capital Expenditures) as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be and (iii) in the case of annual financial statements, (x) a listing of any Asset Sale or Permitted Acquisition consummated or entered into during the relevant fiscal year, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any registered trademarks, patents and copyrights acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date) and (z) annual insurance certificate updates;

(b) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by such Responsible Officer to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect at the time provided;

(c) in the event that the Borrower is no longer required to make periodic Form 10-Q and 10-K filings with the SEC, together with delivery of the respective financial statements pursuant to Section 6.01, within 45 days after the end of each of the first three fiscal quarters of the fiscal year of Holdings and within 90 days after the end of the last fiscal quarter of the fiscal year of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(d) no later than ten (10) Business Days prior to the effectiveness thereof (or, if such ten (10) Business Day prior notice is not reasonably practicable, five (5) Business Days or such shorter period as may be acceptable to the Administrative Agent), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Second Lien Credit Agreement, any Subordinated Indebtedness, any Permitted Refinancing Debt Document, the ESOP Documentation or, to the extent relating to indemnity provisions, the Acquisition Documentation (including, without limitation, the Fox River Indemnity Arrangements);

(e) without duplication of materials required elsewhere in this Agreement, within five (5) days after the same are sent, copies of all (i) compliance certificates and similar reports that Holdings or the Borrower sends to the holders of any class of its debt securities having an aggregate outstanding principal amount in excess of $20,000,000 and (ii) reports and registration statements (if any) which Holdings or the Borrower is required to file with the SEC;

(f) to the extent permitted by Law, promptly upon completion thereof (but in any event no later than 90 days after the end of each fiscal year), a summary valuation analysis, prepared by an independent third party engaged by the trustee for the ESOP, with respect to the valuation of the common stock of Holdings owned by the ESOP as of a date at or near the end of the prior year, together with supporting commentary, such analysis and commentary to be in a form reasonably consistent with the analysis and commentary delivered to the Administrative Agent prior to the Closing Date;

(g) promptly upon obtaining knowledge of any such event, a written notice of the implementation by the applicable insurance carrier under any policy of insurance in effect with respect to any Collateral of any suspension of coverage thereunder with respect to any item of Collateral;

(h) Promptly upon receipt thereof, copies of all final management letters identifying a material weakness or significant deficiency submitted by the independent certified public accountants referred to in Section 5.01(a) in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Holdings or its Subsidiaries made by such accountants; and

(i) promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Revolver Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all the Borrower Materials that do not contain any material non-public information shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Revolver Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the

Administrative Agent, the Revolver Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including with respect to Taxes), except where properly contested, meaning (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, (ii) no Lien is imposed upon any assets of any Loan party with respect to such obligation unless enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute and (iii) failures to make any such payments could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect.

6.04 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 7.04 or 7.05 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failures to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Property; Insurance.

(a) Keep all property (other than property that is the subject of a Recovery Event) necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies (as determined by the Borrower in good faith) insurance on all its property in at least such amounts (after giving effect to any self-insurance compatible with the following standards) and against at least such risks (but including in any event general liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in conformity with GAAP and all material Requirements of Law, (b) during the continuation of any Event of Default, provide, at the Borrower’s expense, such appraisals of the tangible and intangible property of the Loan Parties and environmental audits and reports relating to the real property of the Loan Parties, as the Administrative Agent or the Revolver Agent may reasonably request, and (c) permit representatives of the Administrative Agent and the Revolver Agent to visit and inspect at any reasonable time and upon reasonable prior notice (at their own expense; provided that, after and during the continuation of an Event of Default, the Administrative Agent and the Revolver Agent may inspect at the expense of the Borrower) any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants at any reasonable time and upon reasonable prior notice and once during each fiscal year (and, after the occurrence and during the continuation of an Event of Default, as often as may reasonably be desired).

6.07 Notices.

Promptly give notice to the Administrative Agent and the Revolver Agent upon any Responsible Officer becoming aware of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) defaults or events of default under any Contractual Obligation of any Group Member or (ii) litigation, investigations or proceedings that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to timely make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal (whether complete or partial) from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal (whether complete or partial) from, or the termination (whether complete or partial), Reorganization or Insolvency of, any Plan, in each case, to the extent such event or proceeding (x) is expected to result in a material change in the ESOP or ERISA disclosures contained in Holdings’ next 10-Q or 10-K filing (as compared to the most recent 10-Q or 10-K filing), or (y) to the extent Holdings is no longer subject to the SEC filing requirements, is of comparable materiality;

(d) any material notice received by a Group Member related to the commencement of, or any material development in, (i) any litigation or proceeding affecting any Group Member, in connection with any applicable Environmental Laws or Environmental Liability, to the extent such litigation or proceeding (x) is expected to result in a material change in the Environmental Liability disclosures in Holdings’ next 10-Q or 10-K filing, or (y) to the extent Holdings is no longer subject to the SEC filing requirements, is of comparable materiality (ii) any investigation or audit by the Internal Revenue Service or the Department of Labor in connection with or related to the ESOP or any ESOP Document;

(e) any matters that have resulted or could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Group Member; (ii) any dispute, litigation, investigation, proceeding or suspension between any Group member and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Group Member (other than pursuant to Environmental Laws); and

(f) as required under the Guarantee and Collateral Agreements:

(i) notice upon the occurrence of any event which could reasonably be expected to adversely affect a material portion of the Collateral or the security interests created by the Guarantee and Collateral Agreements;

(ii) a copy of each material demand, notice or document received by it that challenges the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables (as defined in the Guarantee and Collateral Agreements), other than Receivables Assets sold or financed pursuant to a Permitted Receivables Financing;

(iii) notice if it knows that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding any Loan Party’s ownership of, or the validity of, any Intellectual Property or such Loan Party’s right to register the same or to own and maintain the same, in each case if and to the extent such Intellectual Property is material to the aggregate value of the Collateral; and

(iv) in the event that any Intellectual Property is infringed, misappropriated or diluted by any Person or Holdings, the Borrower or any of its Subsidiaries infringes, misappropriates or dilutes the Intellectual Property of any Person, the applicable Loan Party after it learns thereof, to the extent such Intellectual Property is material to the aggregate value of the Collateral.

Each notice pursuant to this Section 6.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.08 Environmental Laws.

(a) Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failures to take such actions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to take such actions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09 Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Loan Party (other than (w) any property which would not have been subject to the Lien created by the Guarantee and Collateral Agreement as of the Closing Date had such property been owned as of the Closing Date (i.e., excluding (1) leasehold interests in real property and (2) fee interests in real property with a fair market value of less than $1,500,000), (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.03(f), (g), (p) and (r)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to either of the Guarantee and Collateral Agreements or such other documents as the Administrative Agent or the Revolver Agent deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens permitted by Section 7.03 (other than Liens permitted by Section 7.03(t))), including the filing of Uniform Commercial Code financing statements or the making of such other filings or recordings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or by Law or as may be requested by the Administrative Agent or the Revolver Agent.

(b) With respect to any fee interest in any real property having a fair market value (including with respect to improvements thereof) of at least $1,500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.03(f), (g), (p) and (r)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Revolver Agent, provide the Lenders with (x) title, flood and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Revolver Agent), as well as a current ALTA survey thereof (or an existing survey (without update), together with an affidavit of no change, so long as Title Insurance Company shall agree to issue the mortgagee’s title insurance policy, excluding the standard survey exception, but including the survey dependent endorsements), together with a surveyor’s certificate and (y) to the extent obtainable using commercially reasonable efforts, any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Revolver Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Revolver Agent and (iii) if requested by the Administrative Agent or the Revolver Agent, deliver to the Administrative Agent and the Revolver Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Revolver Agent.

(c) Subject to paragraph (d) below, with respect to any new wholly-owned Domestic Subsidiary, or wholly-owned Foreign Subsidiary organized under the Laws of Canada or any of its provinces or territories, organized or acquired after the Closing Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to either of the Guarantee and Collateral Agreements or other applicable Security Documents, or such new Security Documents as the Administrative Agent or the Revolver Agent deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause any such new wholly-owned Domestic Subsidiary (A) to become a party to either of the Guarantee and Collateral Agreements, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Guarantee and Collateral Agreements prior and superior in right to any other Person (except Liens permitted by Section 7.03 (other than Liens permitted by Section 7.03(t))) with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by either of the Guarantee and Collateral Agreements or by Law or as may be requested by the Administrative Agent or the Revolver Agent and (C) to deliver to the Administrative Agent and the Revolver Agent a certificate of such Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, (iv) cause any such new Foreign Subsidiary organized under the Laws of Canada or any of its provinces or territories, (A) to execute and deliver to the Administrative Agent and the Revolver Agent the Guarantee and Collateral Agreement (Canada) or other applicable Security Document pursuant to which such Foreign Subsidiary shall guarantee the Obligations, (B) to execute and deliver to the Administrative Agent and the Revolver Agent the Guarantee and Collateral Agreement (Canada) or other applicable Security Document as the Administrative Agent or the Revolver Agent deem necessary or advisable to grant a Lien to the Administrative Agent, for the benefit of the Secured Parties, on all property of such Foreign Subsidiary to secure payment of the Obligations, (C) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement (Canada) or other applicable Security Document delivered pursuant to the foregoing clause (B) prior and superior in right to any other Person (except Liens permitted by Section 7.03 (other than Liens permitted by Section 7.03(t))) with respect to such new Subsidiary, including such filings or other recordings in such jurisdictions as may be required by the Guarantee and Collateral Agreement (Canada) or other applicable Security Document or by Law or as may be reasonably requested by the Administrative Agent or the Revolver Agent, and (D) to deliver to the Administrative Agent and the Revolver Agent a certificate of such new Foreign Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, with such modifications relevant to the jurisdiction of such Foreign Subsidiary, as may be requested by the Administrative Agent or the Revolver Agent, and (v) if requested by the Administrative Agent or the Revolver Agent, deliver to the Administrative Agent and the Revolver Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Revolver Agent.

(d) Notwithstanding anything in this Section 6.09 to the contrary, no Subsidiary of a Group Member shall provide a guaranty of all or any portion of the Borrower’s obligations under the Second Lien Credit Agreement or any Permitted Refinancing Debt Document, or grant a Lien on any of its assets to secure any other the foregoing Indebtedness, unless, prior to or concurrently therewith, such Subsidiary complies with the requirements of Section 6.09(c).

(e) For the avoidance of doubt, this Section 6.09 shall not apply to an Immaterial Subsidiary.

6.10 Security Interests; Further Assurances.

(a) Promptly, upon the reasonable request of the Administrative Agent or the Revolver Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Revolver Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens (except Liens Permitted under Section 7.03), or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Revolver Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Agents and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party or any Subsidiary of any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by any Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Revolver Agent or such Lenders may be required to obtain from such Persons for such governmental consent, approval, recording, qualification or authorization.

6.11 ERISA.

(a) In the case of Holdings, promptly contribute, loan or repay to the Borrower all cash received by it (including, without limitation, from the ESOP but excluding any cash received by it which is forthwith remitted to the ESOP pursuant to transactions which do not violate the provisions of this Agreement or used to pay amounts owing or payable by Holdings in connection with its activities which do not violate this Agreement) unless permitted to be retained by Holdings in accordance with Section 7.16.

(b) Take all actions necessary to preserve the existence of the ESOP and to maintain its tax qualified status under Sections 401(a) and 501(a), or successor provisions, respectively, of the Code and the ESOP Component’s status as an employee stock ownership plan and, solely to the extent required by ERISA, prevent any breach of fiduciary duty (as defined in Section 404 of ERISA) which could reasonably be expected to directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower or any Commonly Controlled Entity to any material liability under Section 502 of ERISA; and administer the ESOP in compliance in all material respects with the terms of the ESOP and the provisions of the Code and ERISA, as applicable to the ESOP, and make any remedial amendments required by the IRS within the time period allowed for the amendments.

6.12 Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 5.16.

6.13 Maintenance of Ratings; Lender Meetings.

(a) The Borrower will use commercially reasonable efforts to maintain (a) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case, with respect to the Borrower and (b) a public rating in respect of the Term Loans from each of S&P and Moody’s.

(b) Within 120 days after the close of each fiscal year of Holdings, at the request of the Administrative Agent, the Revolver Agent or the Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Group Members and the budgets presented for the current fiscal year of the Group Members.

6.14 Interest Rate Protection.

Enter into, not later than ninety (90) days after the Closing Date, an interest rate protection mechanism with a term of at least three (3) years on an ISDA standard form with the Revolver Agent to hedge the interest rate with respect to $100,000,000 in aggregate principal amount of the Term Loans, in form and substance reasonably satisfactory to the Revolver Agent.

6.15 Post-Closing Actions.

Deliver to the Administrative Agent:

(a) within 60 days of the Closing Date (or such later date as agreed to by each Agent in writing), the control agreements with respect to Deposit Accounts (other than Permitted Unperfected Accounts (as defined in the Guarantee and Collateral Agreements)) and Securities Accounts, in each case as referred to in the Guarantee and Collateral Agreements (in each case, to the extent required by the Administrative Agent), duly executed by the appropriate parties; and

(b) within 60 days of the Closing Date (or such later date as agreed to by each Agent in writing), any landlords’ and bailees’ waiver and consent agreements reasonably requested by any Agent (to the extent the same are obtainable using commercially reasonable efforts).

(c) within 30 days of the Closing Date (or such later date as agreed to by each Agent in writing), endorsements to the insurance policies of the Loan Parties referenced in Section 4.01(a)(x), naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee thereunder.

(d) Within 60 days of the Closing Date (or such later date as agreed to by each Agent in writing):

(i) The Administrative Agent shall have received for each Mortgaged Property either (a) a recent or updated survey of the Mortgaged Property, in form and substance satisfactory to the Administrative Agent and the Revolver Agent or (b) an existing survey of the Mortgaged Property (without update), together with an affidavit of no change (or with changes noted therein to the extent the Administrative Agent or the Revolver Agent have not objected), so long as the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) shall agree to issue the mortgagee’s title insurance policy, excluding the standard survey exception, but including the survey dependent endorsements.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (1) be in an amount reasonably satisfactory to the Administrative Agent and the Revolver Agent; (2) be issued at ordinary rates; (3) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as permitted under Section 7.03 hereof; (4) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (5) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (6) contain such endorsements and affirmative coverage as the Administrative Agent or the Revolver Agent may reasonably request and (7) be issued by First American Title Insurance Company. The Administrative Agent and the Revolver Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording Tax, and all related expenses, if any, have been paid.

(iii) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

6.16 Senior Indebtedness.

The Borrower will at all times while the Obligations are outstanding, cause such Obligations to be designated as “Senior Debt” (or any other defined term having a similar purpose) within the meaning of the Senior Subordinated Notes Indenture and any other agreements governing any Subordinated Indebtedness of the Borrower.

6.17 Notices of Redemption for Certain Non-Tendered Notes.

Within 10 days following the closing of the Tender Offer, the Borrower shall have issued the First Lien Notice of Redemption for the Non-Tendered First Lien Notes, which First Lien Notice of Redemption shall require the Borrower to repurchase the Non-Tendered First Lien Notes no later than the date that is 45 days following the date of such First Lien Notice of Redemption.

ARTICLE VII

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the L/C Issuer or any Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.01 Financial Covenant.

If, on the last day of any fiscal quarter of Holdings ending during any period set forth below, the Total Revolving Outstandings (including L/C Obligations but only to the extent that such Obligations exceed $17,000,000), after giving pro forma effect (without duplication) to any Credit Extensions made or requested to be made under the Revolving Credit Facility on such date, exceeds 25% of the Revolving Credit Facility then in effect, permit the Consolidated Leverage Ratio (the “Financial Covenant”), as determined as of such date, to exceed the ratio set forth below opposite such period.

Period	Consolidated Leverage Ratio
Commencing on the Closing Date and ending on the last day of the third fiscal quarter, 2013 (on or about 09/30/13)	6.00 to 1.00
Commencing on the first day of the fourth fiscal quarter, 2013 (on or about 10/01/13) and ending on the last day of the first fiscal quarter, 2014 (on or about 03/31/14)	5.50 to 1.00
Commencing on the first day of the second fiscal quarter, 2014 (on or about 04/01/14) and ending on the last day of the third fiscal quarter, 2014 (on or about 09/30/14)	5.00 to 1.00
Commencing on the first day of the fourth fiscal quarter, 2014 (on or about 10/01/14) and ending on the last day of the third fiscal quarter, 2015 (on or about 09/30/15)	4.50 to 1.00
Anytime thereafter	4.00 to 1.00

7.02 Indebtedness.

Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness (A) of Holdings or the Borrower to any of their respective Subsidiaries, (B) of the Borrower or any Subsidiary that is a Guarantor to Holdings or the Borrower or any other Subsidiary, (C) of any Non-Guarantor to any Non-Guarantor, (D) of any Non-Guarantor to Holdings, the Borrower or any Subsidiary that is a Guarantor and (E) resulting from ESOP-related loans and advances permitted by Section 7.07(g); provided, in each case, that any such Indebtedness described in the foregoing clauses (A) through (D) incurred by a Loan Party to a Group Member that is not a Loan Party is expressly subordinated to the prior payment in full in cash of the Obligations; and provided further that the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(i)(D), when added to the sum of (1) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (2) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), (3) the aggregate net book value of assets Disposed of pursuant to Section 7.04(b)(ii), and (4) the aggregate outstanding amount of Investments made pursuant to Section 7.07(f)(i), shall not exceed $30,000,000 at any one time, and (ii) additional Indebtedness of any Non-Guarantor owing to a Loan Party to the extent permitted as an Investment by such Loan Party pursuant to Section 7.07(f)(ii);

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of (i) obligations of the Borrower and any Subsidiary that is a Guarantor and (ii) any Non-Guarantor; provided that the aggregate amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(i)(D), (B) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), (C) the aggregate net book value of assets Disposed of pursuant to Section 7.04(b)(ii), and (D) the aggregate outstanding amount of Investments made pursuant to Section 7.07(f)(i), shall not exceed $30,000,000 at any one time;

(d) Permitted Existing Debt (excluding such Indebtedness referenced in clauses (f), (g) and (h) in this section) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.03(g) in an aggregate principal amount not to exceed the greater of $25,000,000 and 3.0% of Consolidated Tangible Assets (measured as of the most recent quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a)) at any one time outstanding;

(f) (i) Indebtedness of the Borrower in respect of the Second Lien Notes under the Second Lien Note Indenture, together with any Permitted Refinancing Debt in connection therewith, in an aggregate principal amount not to exceed $161,766,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness;

(g) non-recourse Indebtedness in connection with Permitted Receivables Financings;

(h) unsecured Indebtedness in respect of the Non-Tendered Notes remaining outstanding on the Closing Date;

(i) Hedge Agreements (a) in respect of Indebtedness otherwise permitted hereby that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes, (b) in respect of foreign currency exposure of any Group Member or in respect of energy, raw materials and/or commodities, so long as, in each case, such agreements are entered into in the ordinary course of business and not for speculative purposes and (c) Guarantee Obligations of Holdings and any other Loan Party in respect of such Indebtedness;

(j) Indebtedness under the AWA Environmental Indemnity Agreement; provided that such Indebtedness is recourse only to the property described in Section 7.03(i);

(k) Guarantee Obligations of the Borrower with respect to obligations of Holdings pursuant to the AWA Environmental Indemnity Agreement;

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three (3) Business Days of the incurrence thereof;

(m) Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds and surety bonds incurred in the ordinary course of business;

(n) Indebtedness of the Borrower or any Subsidiary of the Borrower arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or a Subsidiary of the Borrower permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(o) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes under the Senior Subordinated Note Indenture, together with any Permitted Refinancing Debt in connection therewith, in an aggregate principal amount not to exceed $32,195,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness;

(p) Acquired Indebtedness, so long as after giving effect to the Permitted Acquisition involving such Acquired Indebtedness, there is either no change or a positive change to the calculation of Consolidated Leverage Ratio after giving pro forma effect to the incurrence of such Acquired Indebtedness and any addition to Consolidated EBITDA pursuant to the definition thereof, as demonstrated by delivery to the Administrative Agent and the Revolver Agent of a certificate of a Responsible Officer to such effect showing such calculation in reasonable detail at least 5 Business Days prior to the consummation of such Permitted Acquisition; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (p) shall not exceed $20,000,000;

(q) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding;

(r) [Reserved];

(s) Indebtedness of the Borrower or any Loan Party in respect of Cash Management Agreements entered into in the ordinary course of business and Guarantee Obligations of Holdings and any Loan Party in respect of such Indebtedness.

7.03 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes or assessments not yet due and payable or that are being properly contested, as set forth in Section 6.03;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.03, securing Indebtedness permitted by Section 7.02(d); provided that no such Lien is spread or otherwise extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.02(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created simultaneously with, or within 120 days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens on rights to “Recovery” in favor of AWA pursuant to and as defined in the AWA Environmental Indemnity Agreement and the PDC Environmental Indemnity Agreement;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens arising from judgments, decrees or attachments except to the extent that they give rise to an Event of Default;

(l) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries; provided that in the case of real property subject to a Mortgage, the same shall be, and shall at all times remain, subordinate to the Lien of the applicable Mortgage;

(m) Liens in favor of customs or revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods so long as such Lien covers only the goods being imported;

(n) Liens on the assets of a Non-Guarantor securing Indebtedness incurred by such Non Guarantor pursuant to Section 7.02(q);

(o) Liens existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or on any asset of any Person that becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary and (ii) such Lien shall not apply to any other assets;

(p) [Reserved];

(q) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $20,000,000 at any one time outstanding;

(r) all exceptions to the title polices delivered pursuant to Section 4.01(a)(iv) or Section 6.09(b);

(s) Liens, if any, in favor of the L/C Issuer and/or Swing Line Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(t) to the extent such Liens are permitted under, and subject to, the Intercreditor Agreement, Liens securing Indebtedness under the Second Lien Note Documents and any Permitted Refinancing Debt in respect thereof;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(v) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(x) Liens existing on equipment and real property of a Person whose assets or Capital Stock are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition, to the extent securing Acquired Indebtedness permitted by Section 7.02(p); provided, that such Lien (i) was in existence prior to the date of such Permitted Acquisition and was not granted in connection with or in contemplation of such Permitted Acquisition and (ii) does not extend to any other assets of any of the Loan Parties; and

(y) Liens on Receivables Assets pursuant to Permitted Receivables Financings.

7.04 Fundamental Changes.

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged, consolidated or amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any Guarantor (provided that a Guarantor shall be the continuing or surviving corporation), (iii) with or into any Non-Guarantor, provided, that, the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(i)(D), (B) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (C) the aggregate net book value of assets Disposed of pursuant to Section 7.04(b)(ii), and (D) the aggregate outstanding amount of Investments made pursuant to Section 7.07(f)(i) shall not exceed $30,000,000 at any one time;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any Guarantor, (ii) to any Non-Guarantor, or (iii) to any other Person in connection with a Disposition permitted pursuant to Section 7.05; provided, that, the aggregate net book value of assets Disposed of pursuant to Section 7.04(b)(ii), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(i)(D), (B) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (C) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), and (D) the aggregate outstanding amount of Investments made and outstanding pursuant to Section 7.07(f)(i) shall not exceed $30,000,000 at any one time;

(c) subject to Section 6.09, the Borrower or any Subsidiary may merge with any other Person to effect a Permitted Acquisition, provided that, in the case of a merger involving the Borrower, the Borrower is the surviving entity of such merger;

(d) any Non-Guarantor may merge with or into any other Non-Guarantor;

(e) any Immaterial Subsidiary may be liquidated or dissolved;

(f) the Borrower may convert to a Delaware limited liability company; provided that (i) it shall have given the Administrative Agent and the Revolver Agent not less than 10 Business Days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent and the Revolver Agent of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent or the Revolver Agent may reasonably request, (ii) it shall have taken all action reasonably satisfactory to the Administrative Agent and the Revolver Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable, (iii) it shall promptly provide the Administrative Agent and the Revolver Agent with certified Organizational Documents reflecting any of the changes described in the preceding clauses (i) and (ii) and (iv) it shall promptly notify each Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a landlord access agreement; and

(g) a Holdings Entity Transaction may be consummated.

7.05 Disposition of Property.

Voluntarily Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of the Borrower or any Subsidiary, issue or sell any shares of the Borrower’s or such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property or other assets no longer used or useful (as reasonably determined by the Borrower and giving effect to its business plans) in the business of the Borrower and its Subsidiaries in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Sections 7.04, 7.06 and 7.07;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(e) the Disposition of other property having a fair market value not to exceed the greater of $25,000,000 and 3.0% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrower; provided that the Net Cash Proceeds of any Disposition constituting an Asset Sale shall be subject to the mandatory prepayment provisions of Section 2.05(b);

(f) the sale of Non-Guarantors or the assets of Non-Guarantors; and

(g) the sale or transfer of Receivables Assets pursuant to Permitted Receivables Financings.

7.06 Restricted Payments.

Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower and any Subsidiary that is a Guarantor, and to any other Persons that directly own a Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) so long as no Default or Event of Default has occurred and is continuing under Section 8.01(a) or Section 8.01(f) or would result therefrom, Subsidiaries of Holdings may make Restricted Payments to permit Holdings (and Holdings shall be permitted) (i) to make Restricted Payments to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP to the extent representing hardship (with “hardship” being determined in accordance with the Code and the ESOP Documentation) distributions to the participants in the ESOP in accordance with the Code and the ESOP Documentation; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (b)(i) shall not exceed $2,000,000 in any fiscal year of Holdings; and (ii) to make Restricted Payments to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon (x) the election of such participants to diversify a portion of the common stock held in the account eligible for diversification under either (1) section 401(a)(28) of the Code (or any relevant successor provision) or (2) the terms of the ESOP Documentation and/or (y) the death, disability, resignation, dismissal or permanent layoff of such participants and/or (z) pursuant to a qualified domestic relation order under Section 414(p) of the Code; provided that, if at the time of and after giving pro forma effect to any such Restricted Payment under this clause (b), the Consolidated Leverage Ratio, as determined based on the most recent financial statements delivered to the Administrative Agent and the Revolver Agent pursuant to Section 6.01(a) or (b), exceeds 4.00:1.00, then the aggregate amount of the Restricted Payments then being made pursuant to this clause (b)(ii), when aggregated with all other such Restricted Payments made pursuant to this clause (b)(ii) during the same fiscal quarter and during the three immediately preceding fiscal quarters, shall not exceed $45,000,000 (the foregoing clauses (i) and (ii) collectively, the “Specified ESOP Payments”).

(c) Subsidiaries of Holdings may pay dividends to permit Holdings or any of its Subsidiaries to pay corporate overhead expenses incurred in the ordinary course of business;

(d) so long as Holdings is owned by the ESOP, no distributions for Taxes will be permitted; provided that if Borrower converts to a C corporation, Subsidiaries of Holdings may pay dividends to permit Holdings or any of its Subsidiaries to pay any Taxes that are due and payable by Holdings as part of a consolidated, combined, unitary or similar type return, so long as the amount of such dividend distributions shall not be greater than the amount of such Taxes that would have been due and payable by the Borrower and its Subsidiaries had they filed a consolidated, combined, unitary or similar type return with the Borrower as parent of the consolidated, combined or unitary group;

(e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or Holdings may make Restricted Payments to repurchase common stock issued to the ESOP in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower or Holdings (other than Disqualified Capital Stock) or from the substantially concurrent contribution of common equity capital to the Borrower or Holdings;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make distributions to permit Holdings to repay intercompany loans so long as the amount of any such distribution is simultaneously netted against amounts owing to the Borrower under such loans and no cash is paid as a result of any such distribution; and

(g) Restricted Payments in an aggregate amount not to exceed the Available Amounts Basket as of the time such Restricted Payments were made.

7.07 Investments.

Make Investments except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Indebtedness and Guarantee Obligations permitted by Section 7.02;

(d) (i) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding and (ii) additional loans or advances to newly-hired employees of any Group Member of the Borrower in the ordinary course of business for the purpose of paying relocation expenses of such employees in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(e) intercompany Investments by any Group Member in Holdings, the Borrower or any Subsidiary of the Borrower that, prior to such Investment, is a Guarantor;

(f) so long as no Event of Default shall have occurred and be continuing, (i) Investments by the Borrower or any of its Subsidiaries in any Person that, prior to such Investment, is not a Guarantor; provided that the aggregate Investments made pursuant to this Section 7.07(f)(i) (valued at cost net of returns on such Investments actually received in cash by the Loan Parties), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(i)(D), (B) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (C) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), and (D) the aggregate net book value of assets of any Loan Party Disposed of pursuant to Section 7.04(b)(ii), shall not exceed $30,000,000 at any one time, and (ii) additional Investments by the Borrower or any of its Subsidiaries in any wholly-owned

Foreign Subsidiary of the Borrower; provided that the aggregate amount of Investments made pursuant to this Section 7.07(f)(ii) (valued at cost net of returns on such Investments actually received in cash by the Loan Parties) shall not exceed $20,000,000 at any one time (it being understood that any amounts actually received by a Loan Party in cash from customers for the purpose of making an Investment in reliance on this Section 7.07(f)(ii) (“Customer Reimbursements”) will not be counted against the foregoing $20,000,000 limitation contained in this Section 7.07(f)(ii)); provided further that not less than one-half of the amount of outstanding Investments made pursuant to the foregoing clause (f)(ii) (inclusive of Customer Reimbursements) shall be in the form of an intercompany loan evidenced by a note;

(g) so long as (x) no Event of Default has occurred and is continuing under Section 8.01(a) or Section 8.01(f) or would result therefrom and (y) such Investment would be permitted under Section 7.06 if it were deemed a “Restricted Payment” (until repaid), short-term loans and advances (to be repaid in no more than 180 days) by (i) the Borrower to Holdings to permit Holdings (and Holdings shall be permitted) (A) to satisfy its obligation to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon the death, disability or termination of employment of such participants or upon the exercise by any such participant of his or her diversification rights under the ESOP Documentation, (B) to make loans to the ESOP to permit the ESOP to make loans to participants in the ESOP in accordance with the ESOP Documentation and (C) to provide funds to the ESOP to permit the ESOP to fund hardship distributions to participants in the ESOP in accordance with the ESOP Documentation and (ii) Holdings, the Borrower or any Subsidiary to the ESOP to permit the ESOP (and the ESOP shall be permitted) to satisfy its or Holdings’ obligations to repurchase common stock pursuant to the ESOP Documentation;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) non-cash consideration issued to the Borrower or any of its Subsidiaries by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 7.05 in an aggregate amount not to exceed, in connection with all Asset Sales theretofore effected after the Closing Date, 25% of the aggregate fair market value of the property subject to such Asset Sales;

(j) Guarantee Obligations of customary indemnities and insurance for directors and officers of any Group Member;

(k) the Borrower and any Subsidiary that is a Guarantor may make Permitted Acquisitions after the Closing Date; provided that (i) any acquisition of Capital Stock results in the issuer thereof becoming a wholly-owned Subsidiary of the Borrower, (ii) any Subsidiary created or acquired in connection therewith shall become a Guarantor if, and to the extent, required by Section 6.09, and the requirements of Section 6.09 shall be satisfied prior to or concurrently with (except to the extent otherwise permitted therein) the consummation of such Permitted Acquisition, (iii) no Permitted Acquisition shall be consummated unless, after giving effect to such Permitted Acquisition, the Borrower and its Subsidiaries would be in pro forma compliance with the Financial Covenant in Section 7.01 (whether or not required to be tested at such time) as if such Permitted Acquisition had occurred (and the related Indebtedness incurred or assumed in connection therewith had been incurred) on the first day of the most recent four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01 (in the case of any Permitted Acquisition with assets valued at greater than $5,000,000, as demonstrated by delivery to the Administrative Agent and the Revolver Agent of a certificate of a Responsible Officer to such effect showing such calculation in reasonable detail at least 5

Business Days prior to the consummation of such Permitted Acquisition); provided that for the purposes of determining such compliance, the Financial Covenant level in Section 7.01 shall be deemed to be 0.25x lower than the then applicable ratio in such Section 7.01 for any Permitted Acquisition involving consideration greater than or equal to $5,000,000, (iv) no Default or Event of Default shall have occurred and be continuing before and after giving effect to such Permitted Acquisition, (v) each such Permitted Acquisition shall be approved by the board of directors or analogous governing body of the Person to be acquired, (vi) the purchase price (including any assumed Indebtedness) for all such Permitted Acquisitions shall not exceed $150,000,000 in the aggregate or $50,000,000 in any one or a series of related transactions; provided that in no event shall the purchase price (including any assumed Indebtedness) for all Permitted Acquisitions involving the acquisition of a business or entity organized in a jurisdiction outside the United States or Canada exceed $10,000,000 in the aggregate, (vii) the business unit or Person that is the subject of such Permitted Acquisition shall be in the same, similar, related or complementary line of business as the Borrower and its Subsidiaries, (viii) in the case of any Permitted Acquisition with assets valued at greater than $25,000,000, the Borrower shall deliver to the Administrative Agent and the Revolver Agent audited or reviewed historical financial statements of the applicable Permitted Acquisition target for the three most recently ended fiscal years of such target prior to such acquisition (or, if such target has not been existence for three years, for each year such target has existed), or, if such financial statements have not been prepared or are otherwise unavailable to the Borrower, a quality of earnings report with respect to such target prepared by a nationally recognized third party, as well as any third party diligence reports relating to such Permitted Acquisition target (including environmental reports) and (ix) no Group Member shall, in connection with any such Permitted Acquisition, assume or remain liable with respect to any Indebtedness or contingent obligation (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired in such Permitted Acquisition, except (A) to the extent permitted to be incurred under Section 7.02 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business (and not in anticipation of such Permitted Acquisition) and necessary or desirable to the continued operation of the underlying business, persons or properties being so acquired, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Group Member hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such Permitted Acquisition;

(l) Investments in an aggregate amount outstanding not to exceed the Available Amounts Basket as of the time such Investments were made; provided that, if any such Investment made in reliance on this Section 7.07(l) is an acquisition meeting the criteria of clause (a) of the definition of Permitted Acquisition, then such acquisition must meet the conditions set forth in clause (k) above (other than clause (vi) thereof);

(m) investments in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the ordinary course of business;

(n) deposits of cash with banks or other depository institutions and deposits required by government agencies or utilities, in each case, in the ordinary course of business;

(o) Investments arising as a result of Permitted Receivables Financings; and

(p) other Investments in an aggregate amount not to exceed $10,000,000 at any time.

7.08 Prepayments and Modifications of Certain Debt Instruments or Organization Documents.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes, the Second Lien Notes, any other Indebtedness having a permitted junior lien, unsecured Indebtedness or other Subordinated Indebtedness or any Permitted Refinancing Debt or enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Subordinated Notes or the Second Lien Notes (any such action, a “Restricted Junior Debt Payment”) (other than (i) so long as no Default or Event of Default shall have occurred or be continuing both before and after giving effect to such Restricted Junior Debt Payment, the refinancing of any Senior Subordinated Notes, Second Lien Notes, any other Indebtedness having a permitted junior lien, unsecured Indebtedness or other Subordinated Indebtedness with applicable Permitted Refinancing Debt, (ii) Restricted Junior Debt Payments in an aggregate amount not to exceed the Available Amounts Basket as of the time such Restricted Junior Debt Payment is made, (iii) Restricted Junior Debt Payments consisting of the redemption of the Non-Tendered First Lien Notes and (iv) so long as no Default or Event of Default shall have occurred or be continuing both before and after giving effect to such Restricted Junior Debt Payment, Restricted Junior Debt Payments consisting of the redemption of the Senior Subordinated Notes in an aggregate amount not to exceed $40,000,000);

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Second Lien Notes, the Second Lien Note Indenture, any other Indebtedness having a permitted junior lien, unsecured Indebtedness or other Subordinated Indebtedness or any Permitted Refinancing Debt (other than any such amendment, modification, waiver or other change that is permitted by the terms of the Intercreditor Agreement or any subordination agreement applicable thereto);

(c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or any other agreements governing any Subordinated Indebtedness of the Borrower or any applicable Permitted Refinancing Debt Document;

(d) other than any changes necessary solely to implement a Qualified IPO, a Holdings Entity Transaction or to convert the Borrower to a limited liability company, amend, supplement, waive or otherwise modify any provision of the Organization Documents of Holdings, Borrower or its Subsidiaries in a manner that would be materially adverse to the interests of the Lenders.

7.09 Transactions with Affiliates.

Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower, any other Guarantor or any Wholly Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the following shall in any event be permitted: (i) the arrangements contemplated by the Fox River Indemnity Arrangements; (ii) customary fees paid to non-officer directors of Holdings and its Subsidiaries; (iii) employment agreements, employee benefit plans, indemnification provisions, equity incentive plans and other similar compensatory arrangements entered into by Holdings and its Subsidiaries with officers and directors of Holdings and its Subsidiaries in the ordinary course of business, in each case to the extent that such transactions are otherwise permitted by this Agreement; (iv) transactions with the ESOP and pursuant to the ESOP Documentation and the terms hereof; (v) transactions permitted pursuant to Section 7.04, 7.05(f), 7.06 and 7.07; (vi) transactions among Holdings and its Subsidiaries to the extent otherwise permitted under this Agreement; (vii) transactions pursuant to any Permitted Receivables Financing and (viii) a Holdings Entity Transaction and any related transactions and documentation in connection therewith.

7.10 Changes in Fiscal Periods; Accounting Changes.

(a) Permit the fiscal year of Holdings to be other than the 52-week or 53-week period ending the Saturday nearest December 31 or change Holdings’ method of determining fiscal quarters.

(b) Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP (subject in each case to the provisions of Section 1.03).

7.11 Negative Pledge Clauses.

Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than restrictions existing under or by reason of (a) applicable Law, (b) this Agreement and the other Loan Documents, (c) the Second Lien Note Indenture, (d) any Permitted Refinancing Debt Document, (e) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings, (f) customary provisions restricting assignment of any licensing agreement entered into by Holdings or any Subsidiary of Holdings in the ordinary course of business and (g) any agreements governing any Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens).

7.12 Clauses Restricting Subsidiary Distributions.

Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement or the other Loan Documents, (ii) applicable Law, (iii) the Second Lien Note Indenture, (iv) any Permitted Refinancing Debt Document, (v) the debt agreements in connection with Indebtedness permitted under Section 7.02, (vi) any agreements governing any Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens) and (vii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.13 Lines of Business.

(a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or complementary thereto.

(b) Permit any Subsidiary that is a Special Purpose Receivables Subsidiary to engage in any business or business activity other than a Permitted Receivables Financing and any business or business activities incidental or related thereto.

7.14 Material Agreements.

(a) Amend, supplement or otherwise modify, or permit the amendment, supplement or modification of (pursuant to a waiver, endorsement or otherwise) the terms and conditions of (i) the Fox River Indemnity Arrangements without the consent of the Required Lenders (other than to the extent necessary to change a notice address or to cure any ambiguity, defect or inconsistency in a manner not adverse to the Lenders in any material respect) or (ii) the other indemnities and licenses furnished to Holdings or any of its Subsidiaries pursuant to the Acquisition Documentation (other than the Fox River Indemnity Arrangements) such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) assign any of its rights under the Fox River Indemnity Arrangements without the consent of the Required Lenders.

7.15 [Reserved].

7.16 Holding Company Status.

In the case of Holdings, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to (w) any activities necessary solely to implement a Qualified IPO or a Holdings Entity Transaction, (x) its direct or indirect ownership of the Capital Stock of the Borrower and PDC Capital Corporation, (y) its ownership by the ESOP and transactions related to the ESOP and pursuant to the ESOP Documentation or (z) to the exercise of its rights and remedies under the Acquisition Documentation, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) obligations arising by operation of the ESOP Documentation, (ii) nonconsensual obligations imposed by operation of Law, (iii) pursuant to the Loan Documents to which it is a party, (iv) Indebtedness permitted under clauses (b), (f), (g), (h), (i), (j) or (1) of Section 7.02, and (v) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made to Holdings in accordance with Section 7.06 or loans or advances to or by Holdings in accordance with Section 7.07 pending any required application in the manner contemplated by said Sections or cash received in transactions relating to the ESOP) and Cash Equivalents) other than the direct ownership of shares of Capital Stock of the Borrower and PDC Capital Corporation, as the case may be.

7.17 PDC Capital Corporation.

In the case of PDC Capital Corporation, conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business, or operations other than those incidental to its obligations under the Bermuda Company Agreements.

7.18 ESOP Amendments.

Amend or terminate the ESOP without the prior written consent of the Administrative Agent, not to be unreasonably withheld, except that the Borrower or Holdings may amend the ESOP (a) to the extent required by the Internal Revenue Service in order to obtain a favorable determination letter with respect to the ESOP, (b) to comply with changes in the Law, (c) to incorporate administrative and non-economic changes, (d) to the extent necessary solely to implement a Qualified IPO of a Holdings Entity Transaction and (e) to incorporate other changes so long as, with respect to this clause (e), such changes are not materially adverse to the interests of any of the Administrative Agent, the Revolver Agent or the Lenders.

7.19 Capital Expenditures.

Permit the aggregate amount of Capital Expenditures made in any fiscal year of Holdings set forth below, to exceed the amount set forth opposite such fiscal year below:

Fiscal Year	Capital Expenditure Amount
2013	$33,500,000
2014	$45,000,000
2015	$50,000,000
2016	$50,000,000
2017	$50,000,000
2018	$50,000,000
2019	$50,000,000

provided, however, that (A) (i) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 7.19 for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum may, so long as no Default or Event of Default has occurred and is then continuing, be added to the amount of Capital Expenditures permitted under this Section 7.19 for the immediately succeeding (but not any other) fiscal year and (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (B) notwithstanding any Capital Expenditures permitted to be made under this Section 7.19, the Borrower and its Subsidiaries may make additional Capital Expenditures in an aggregate amount not to exceed the amount of the Available Amounts Basket as of the time such Capital Expenditure is made.

7.20 Embargoed Person.

Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States or Canadian Law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC or any other Governmental Authority and/or on any other similar list (“Other List”) maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., any Executive Order or other applicable Anti-Terrorism Laws, or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Requirements of Law, or the Loans or other Credit Extensions made by the Lenders and the L/C Issuer would be in violation of any Requirements of Law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Requirements of Law or the Credit Extensions are in violation of applicable Requirements of Law.

7.21 Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transactions.

7.22 Locations of Collateral.

Except to the extent otherwise permitted to be so transferred hereunder, no Loan Party shall cause or permit Collateral having a value in excess of $8,500,000 to be held in jurisdictions outside of the United States or Canada (or any constituent jurisdiction thereof).

7.23 Canadian Pension Plans.

In the case of Appvion Canada or any Loan Party organized under the Laws of Canada or any of its provinces or territories, contribute to any Canadian defined benefit pension plan.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any fee or other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of (A) any agreement contained in Sections 6.01, 6.02, clauses (i) and (ii) of Section 6.04(a) (with respect to Holdings and the Borrower only), 6.05, 6.06, 6.07(a), 6.08, 6.09, 6.10, 6.12 or Article VII of this Agreement or Section 5.5 of either Guarantee and Collateral Agreement or (B) any agreement contained in Sections 6.03, 6.07(b), (c), (d), (e) and (f) or Section 6.17, and, with respect to a default referenced in this clause (B), such default shall continue unremedied for a period of 10 days; provided that an Event of Default arising as a result non-compliance with the Financial Covenant set forth in Section 7.01 shall not constitute an Event of Default with respect to any Obligations in respect of the Term Loans or the Term Facility until the earlier of (i) the date on which the Revolving Credit Loans (if any) shall have been accelerated and the Revolving Credit Commitments shall have been terminated, in each case by the Required Revolving Lenders or by the Revolver Agent, and (ii) 60 days after the occurrence of such Event of Default, unless prior to such date, such Event of Default shall have been waived in writing by the Required Revolving Lenders or by the Revolver Agent at the direction of the Required Revolving Lenders; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice to the Borrower from the Administrative Agent, the Revolver Agent or any Lender and (ii) a Responsible Officer becoming aware of any such default or the delivery by a Loan Party of a default notice pursuant to Section 6.07(a); or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (excluding (x) a change of control event, which is covered separately under Section 8.01(k) and (y) an asset sale or similar event in the ordinary course of business that requires Indebtedness to become due prior to their stated maturity, but in the case of this clause (y) only to the extent the amount becoming due is actually repaid), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless the same occurs with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any Debtor Relief Law or under any other existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required

Lenders is likely to, incur any liability in connection with a withdrawal (whether complete or partial) from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or fully covered by insurance or a third party indemnity as to which the relevant insurance company or third party has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; provided that this clause (h) shall not apply to any matter or circumstance referenced in clause (m) hereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect (except in accordance with the terms thereof), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market or book value in excess of $2,500,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the Guaranty contained in Section 2 of either Guarantee and Collateral Agreement shall cease, for any reason (except if such release is in accordance with the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(k) (i) prior to the occurrence of a Qualified IPO or a Holdings Entity Transaction either (x) the ESOP shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of Board of Directors of Holdings (determined on a fully diluted basis) or (y) the ESOP Trust shall cease to own of record and beneficially greater than 50% of the outstanding Capital Stock of Holdings; (ii) upon and following a Qualified IPO or a Holdings Entity Transaction, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or fiduciary or administrator of any such plan), other than the ESOP Trust, is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower, free and clear of all consensual Liens (except Liens created by the Guarantee and Collateral Agreements and Liens securing the Obligations under the Second Lien Security Documents in accordance with the Intercreditor Agreement); (iv) prior to the occurrence of a Qualified IPO or a Holdings Entity Transaction, the Board of Directors of either Holdings or the Borrower shall cease to include two independent directors; or (v) upon and following a Qualified IPO or a Holdings Entity Transaction, during any period of 12 consecutive months, a majority of the members of the Board of Directors of Holdings cease to be composed of individuals (A) who were members of that Board of Directors at the commencement of such period, (B) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (A) constituting at the time of such election or nomination at least a majority of that Board of Directors or (C) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (A) and (B) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (A) and (B), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

(l) the Senior Subordinated Notes or the guarantees thereof or any related Permitted Refinancing Debt or the guarantees thereof, so long as such Indebtedness is outstanding, shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiaries party thereto under the Guarantee and Collateral Agreements as provided in the Senior Subordinated Note Indenture or any related Permitted Refinancing Debt Document, as the case may, or any Loan Party, any Affiliate of any Loan Party, the trustee or agent in respect of the Senior Subordinated Notes or any related Permitted Refinancing Debt Document, or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes or any related Permitted Refinancing Debt, as the case may be, shall so assert; or

(m) (i) AWA shall default in the observance or performance of any agreement contained in the AWA Environmental Indemnity Agreement, (ii) any of the Fox River Indemnity Arrangements shall be terminated, held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Lien created by the Bermuda Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby, (iii) any party (other than a Group Member) shall otherwise default in the observance or performance of any material agreement contained in the Acquisition Documentation after giving effect to any applicable cure period, (iv) any party shall default in the observance or performance of any agreement contained in the Bermuda Company Agreements, or (v) NCR Corp. shall default in the observance or performance of any agreement contained in the NCR Agreements, provided, that a default, event or condition described in clause (i), (iii), (iv) or (v) of this paragraph (m) shall not at any time constitute an Event of Default unless such default, event or condition could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, taking into account any mitigating arrangements or agreements that the Borrower has implemented prior to such default, event or condition; or

(n) the Intercreditor Agreement or any provision thereof shall cease to be in full force and effect, or any Lien securing or purporting to secure Indebtedness or other obligations owing under the Second Lien Note Indenture shall, for any reason, cease to be subordinated to the Lien created under the Security Documents securing the First Lien Obligations under, and as defined in, the Intercreditor Agreement; or

(o) the trustee of the ESOP shall at any time fail to be an independent institutional third-party fiduciary;

then, and in any such event, (A) if such event is an Event of Default specified clause (i) or (ii) of Section 8.01(f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders (or, solely in the case of an Event of Default resulting from a breach of the Financial Covenant and solely with respect to the Revolving Credit Commitments and the Revolving Credit Loans, the Required Revolving Lenders), the Administrative Agent (or the Revolver Agent, in the case of an Event of Default resulting from a breach of the Financial Covenant) may, or upon the request of the Required Lenders (or, solely in the case of an Event of Default resulting from a breach of the Financial Covenant and solely with respect to the Revolving Credit Commitments and the Revolving Credit Loans, the Required Revolving Lenders), the Administrative Agent or the Revolver Agent, as applicable, shall, by notice to the Borrower (with a copy to the other Applicable Agent) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders (or, solely in the case of an Event of Default resulting from a breach of the

Financial Covenant and solely with respect to the Revolving Credit Commitments and the Revolving Credit Loans, the Required Revolving Lenders), the Administrative Agent (or the Revolver Agent, in the case of an Event of Default resulting from a breach of the Financial Covenant) may, or upon the request of the Required Lenders (or, solely in the case of an Event of Default resulting from a breach of the Financial Covenant and solely with respect to the Revolving Credit Commitments and the Revolving Credit Loans, the Required Revolving Lenders), the Administrative Agent or the Revolver Agent, as applicable, shall, by notice to the Borrower (with a copy to the other Applicable Agent), declare the applicable Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the L/C Obligations in accordance with the other provisions of this Agreement. Except as expressly provided above in this Section 8.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.02 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in clause (A) at the end of Section 8.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, ratably, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Revolver Agent and amounts payable under Article III) payable to the Administrative Agent and the Revolver Agent in its capacity as such;

Second, ratably, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, ratably, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements (calculated in accordance with the applicable Hedge Termination Value) and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Revolver Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations for which no claim has been made) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT AND REVOLVER AGENT

9.01 Appointment.

(a) Each Lender and the L/C Issuer (and by its acceptance of the benefits of the Security Documents as a Secured Party thereunder, each Hedge Bank and each Cash Management Bank) each hereby irrevocably designates and appoints each of the Administrative Agent and the Revolver Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender and each L/C Issuer irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Revolver Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Requirement of Law a security interest can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions. The Lenders hereby acknowledge and agree that the Administrative Agent may act, subject to and in accordance with the terms of the Intercreditor Agreement, the Guarantee and Collateral Agreements and the other Loan Documents, as the collateral agent for the Secured Parties.

9.02 Agent in Its Individual Capacity.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Group Member or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the L/C Issuer.

9.03 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:

(a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable Requirements of Law including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law; and

(c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any of their respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such Default is given to such Agent by the Borrower, a Lender, or the L/C Issuer, and no other Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other Collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. No Agent or any of its officers, partners, directors, employees or agents shall be liable to the Lenders or any other Secured Party for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

9.04 Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

9.05 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

9.06 Successor Agent.

Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the L/C Issuer, the Borrower and the other Applicable Agent. Upon any such resignation, the Required Lenders shall have the right, subject to the reasonable approval of the Borrower (unless a Default or Event of Default shall have occurred and be continuing), to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the L/C Issuer, appoint a successor Agent, subject to the reasonable approval of the Borrower (unless a Default or Event of Default shall have occurred and be continuing), which successor shall be a commercial banking institution organized under the Laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents; provided that the retiring Agent shall promptly (i) transfer to such successor all sums, securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Security Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX, Section 11.04 and Sections 11.08 to 11.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Upon the acceptance of a successor’s appointment as Revolver Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

9.08 Name Agents.

The parties hereto acknowledge that the Arrangers, the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the L/C Issuer hereunder.

9.09 Indemnification.

The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and L/C Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and L/C Obligations) be imposed on, incurred by or asserted against such Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and non-appealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

9.10 Withholding Taxes.

To the extent required by any applicable Law, the Applicable Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Applicable Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent and the Revolver Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Applicable Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Applicable Agent fully for all amounts paid, directly or indirectly, by the Applicable Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.11 Lender’s Representations, Warranties and Acknowledgments.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and L/C Issuer acknowledges that no Agent or Related Party of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or L/C Issuer, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or L/C Issuer with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Parties.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

9.12 Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement or Secured Cash Management Agreements. Subject to Section 9.12(c) and Section 11.01, without further written consent or authorization from any Secured Party, the Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.01) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to the applicable provisions of the applicable Guarantee and Collateral Agreement or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.01) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Revolver Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code of the United States), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the

Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Hedge Agreement or Secured Cash Management Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any Disposition permitted by the Loan Documents, and to release any Guarantee Obligations under any Loan Document of any person subject to such Disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents. For the avoidance of doubt, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execution any such documents as may be reasonably requested by the Borrower (at the Borrower’s expense) to evidence the release of any Liens created by any Loan Document in respect of Collateral permitted to be disposed pursuant to this Agreement and the Guarantee and Collateral Agreements, including Collateral constituting Receivables Assets in connection with any Permitted Receivables Financing.

(ii) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Hedge Agreement or Secured Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Document. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(e) No Hedging Agreement or Cash Management Agreement will create (or be deemed to create) in favor of any Hedge Bank or Cash Management Bank, as the case may be, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.

9.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and each Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, each Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and each Agent hereunder and under each other Loan Document) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the any Agent or the L/C Issuer, their respective agents and counsel, and any other amounts due any Agent or the L/C Issuer under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANENOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that in lieu of approval by the Required Lenders, no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)) or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility after the Closing Date without the written consent of the Revolver Agent and the Required Revolving Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment pursuant to Section 2.05(b);

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the interest rate specified in Section 2.08(b) or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the interest rate specified in Section 2.08(b);

(f) change (i) Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.12 (which release, in each case, may be made by the Administrative Agent acting alone); or

(j) amend, waive or modify the Financial Covenant (or any component definition thereof solely to the extent the effect of such amendment, waiver or modification relates to Section 7.01) without the written consent of the Required Revolving Lenders;

(k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(l) assign any rights or obligations of any Loan Party hereunder or under any other Loan Document, without written consent of each Lender; and

(m) waive, amend, supplement or modify any provisions of the Intercreditor Agreement, without the written consent of Lenders holding more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that, for purposes of the foregoing, the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Revolver Agent in addition to the Lenders required above, affect the rights or duties of the Revolver Agent under this Agreement or any other Loan Document; and (v) the Engagement Letter, the Administrative Agent Fee Letter, the Revolver Agent Fee Letter, any Issuer Document, any Secured Hedge Agreement and any Secured Cash Management Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

The Borrower may replace any Non-Consenting Lender in accordance with Section 11.13; provided that the applicable amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (including mandatory prepayments) with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding the foregoing, the provisions of Sections 2.14 and 2.16 shall supersede any provisions of this Section 11.01 to the contrary.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, the Revolver Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet website posting or other distribution) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Revolver Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent or the Revolver Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website or other distribution shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Revolver Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet or intranet website or other distribution, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the Revolver Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Revolver Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent and the Revolver Agent from time to time to ensure that the Administrative Agent and the Revolver Agent have on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, the Revolver Agent, L/C Issuer and Lenders. The Administrative Agent, the Revolver Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Revolver Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of Administrative Agent, the Revolver Agent, the L/C Issuer or the Lenders. All telephonic notices to and other telephonic communications with the Administrative Agent or the Revolver Agent may be recorded by the Administrative Agent or the Revolver Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer, the Administrative Agent or the Revolver Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable, invoiced out-of-pocket expenses incurred by the Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents), in connection with the syndication of the Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, invoiced out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, invoiced, out-of-pocket expenses incurred by the Agents, the L/C Issuer and, during the existence of an Event of Default, any Lender (including the fees, charges and disbursements of any counsel for the Agents, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees (and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) incurred by any Indemnitee or asserted against any

Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Member, or any Environmental Liability related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Group Member or any Group Member’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (y) is solely amongst Indemnitees and/or their Related Parties and does not involve an act or omission by any Group Member or (z) result from a claim brought by any Group Member against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Group Member has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 11.04 shall not apply to Taxes, other than Taxes arising in connection with non-Tax claims.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to any Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for any Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Borrower nor Holdings shall assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) days after demand therefor.

(f) Survival. The agreements in this Section 11.04 shall survive the resignation of any Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender, or the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Revolver Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Applicable Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Applicable Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Revolver Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Revolver Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and the Revolver Agent, as applicable, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent (and the Revolver Agent, as applicable) and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) in the case of assignments under the Revolving Credit Facility only, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing or (2) such assignment is to an existing Lender, an Affiliate of an existing Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Commitment or Term Loans if such assignment is to a Person that is not an existing Term Loan Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Revolver Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent and the Revolver Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided that such processing and recordation fee shall by payable only to the Administrative Agent, in the case of an assignment of Term Loans, and only to the Revolver Agent, in the case of an assignment of Revolving Credit Commitments; provided further that the Applicable Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) The assignee, if it is not a Lender, shall deliver to the Administrative Agent and the Revolver Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except pursuant to Section 11.06(i).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Applicable Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Applicable Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Applicable Agent, each L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) No Assignment to Certain Persons. No such assignment shall be made to (A) a natural person or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

Subject to acceptance and recording thereof by the Applicable Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent and the Revolver Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Applicable Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Revolver Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Revolver Agent shall maintain information on the Register regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and (as to itself) any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Applicable Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Revolver Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.09 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Administrative Agent nor the Revolver Agent (in its capacity as Agent) shall have any responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant (expressly including the ability to receive payments under Section 3.01 and 3.04 independent of the applicable Lender) is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(f) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Resignation as Revolver Agent. Notwithstanding anything to the contrary contained herein, if at any time Fifth Third Bank resigns as Revolver Agent, Fifth Third Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender and the Borrower may, (i) upon 30 days’ notice to Fifth Third Bank remove Fifth Third Bank as L/C Issuer and/or (ii) upon 30 days’ notice to Fifth Third Bank, remove Fifth Third Bank as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however that no failure by the Borrower to appoint any such successor shall affect the resignation of Fifth Third Bank as L/C Issuer or Swing Line Lender, as the case may be. If Fifth Third Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Fifth Third Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Fifth Third Bank to effectively assume the obligations of Fifth Third Bank with respect to such Letters of Credit.

(i) Notwithstanding anything to the contrary in this Section 11.06, any Term Lender may, at any time, assign all or a portion of its rights and obligations solely with respect to the Term Loans under this Agreement to the Borrower subject to the following conditions and limitations:

(i) No Default or Event of Default has occurred and is then-continuing or would immediately result therefrom;

(ii) on or prior to the date that occurs one year prior to the Maturity Date of the applicable Term Facility, the Borrower may conduct one or more Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”); provided that (i) the Borrower delivers to the Administrative Agent (for distribution to all Lenders) a notice of the aggregate principal amount of the Offer Loans that will be subject to such Auction no later than 12:00 p.m. at least five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) in advance of a proposed consummation date of such Auction indicating (a) the date on which the Auction will conclude, (b) the maximum principal amount of the Offer Loans such Borrower is willing to purchase in the Auction and (c) the range of discounts to par at which such Borrower would be willing to repurchase the Offer Loans; (ii) the maximum dollar amount of the Auction shall be no less than an aggregate of $10,000,000 or whole multiples of $2,500,000 in excess thereof; (iii) the Borrower shall hold the Auction open for a minimum period of three (3) Business Days; (iv) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (v) the Auction shall be made to the Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Lenders; and (vi) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 11.06 and are reasonably acceptable to such Borrower, which procedures must be followed by a Lender in order to have its Offer Loans repurchased;

(iii) With respect to all repurchases made pursuant to this Section 11.06(i), (1) the Borrower shall pay to the applicable selling Lender all accrued and unpaid interest, if any, on the repurchased Offer Loans to the date of repurchase of such Offer Loans, (2) the assigning Lender and the Borrower shall execute and deliver to the Administrative Agent an Assignment and Assumption, (3) such repurchases shall not be deemed to be optional prepayments pursuant to Section 2.05, (4) the purchase consideration for such Auction shall in no event be funded, either directly or indirectly, with the proceeds of Revolving Credit Loans or Swing Line Loans, (5) Consolidated EBITDA shall not be increased as a result of any extinguishment of Indebtedness made pursuant to this Section 11.06(i), (6) immediately after giving effect to such repurchase, the aggregate amount of (A) all unrestricted domestic cash and Cash Equivalents and (B) the undrawn and available portion of the Revolving Credit Commitments shall be at least $50,000,000, and (7) each of the selling Lender and the Borrower, in its capacity as purchaser of the Term Loans, acknowledges as of the effective date of such assignment that (i) the repurchase is in compliance with and pursuant to the terms of this Section 11.06(i), (ii) the other party to Assignment and Assumption currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to it and that may be material to a decision to enter into an Assignment and Assumption (“Excluded Borrower Information”), (iii) it has independently and without reliance on the other party made its own analysis and determined to enter into the Assignment and Assumption and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Borrower Information and (iv) the other party shall have no liability to it, and it hereby (to the extent permitted by Law) waives and releases any claims it may have against the other party (under applicable Laws or otherwise) with respect to the non-disclosure of the Excluded Borrower Information; provided that the Excluded Borrower Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in the Standard Terms and Conditions set forth in the Assignment and Assumption. Each of the selling Lender and the Borrower in its capacity as purchaser of the Term Loans further acknowledges that the Excluded Borrower Information may not be available to the Administrative Agent or the other Lenders;

(iv) (A) The Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the purchased Term Loans to the date of purchase of such Term Loans, (B) the purchase of such Term Loans by the Borrower shall not be taken into account in the calculation of Excess Cash Flow, and (C) such purchases shall not constitute voluntary prepayments pursuant to Section 2.05(a);

(v) Following the purchase of Term Loans by the Borrower, the Term Loans so purchased shall be, without action by or notice to any Person, irrevocably and automatically cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower) for any and all purposes of this Agreement and the other Loan Documents, including but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar related purpose, under this Agreement or the other Loan Documents. In connection with any Term Loans purchased and cancelled pursuant to this Section 11.06(i), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Revolver Agent, the L/C Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ and Approved Funds’ respective directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, or (iii) any actual or prospective investor in a special purpose funding vehicle, (g) with the consent of the Borrower, (h) to any rating agency when required by it, (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (j) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary. In addition, each of the Administrative Agent, the Revolver Agent, the L/C Issuer and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Revolver Agent, the L/C Issuer and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section 11.07, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent, each Lender and each L/C Issuer each acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing under Section 8.01(a) or Section 8.01(f), each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Secured Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower, the Administrative Agent and the Revolver Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, the provisions of Section 2.16 shall supersede any provisions of this Section 11.08 to the contrary.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent, the Revolver Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Revolver Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Revolver Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by email, facsimile or similar electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Revolver Agent, the L/C Issuer and each Lender, regardless of any investigation made by any of such the Administrative Agent, the Revolver Agent, L/C Issuer or any Lender on their behalf and notwithstanding that the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender is a Non-Consenting Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Applicable Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.05(c) and Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest, fees and premium) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN

ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE REVOLVER AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Waiver of Defenses; No Advisory or Fiduciary Responsibility.

(a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder.

(b) Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

11.17 USA PATRIOT Act Notice.

Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as applicable.

11.18 Other Liens on Collateral; Term of Intercreditor Agreement; Etc.

(a) EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SECOND LIEN SECURITY DOCUMENTS, WHICH LIENS SHALL BE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. THE INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS, THE HEDGE BANKS AND THE CASH MANAGEMENT BANKS PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF SECTION 8.1 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 11.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers or other authorized signatories as of the day and year first above written.

PAPERWEIGHT DEVELOPMENT CORP., as Holdings

By:	/s/ Jeffrey J. Fletcher
	Name:	Jeffrey J. Fletcher
	Title:	Controller

APPVION, INC., as the Borrower

By:	/s/ Jeffrey J. Fletcher
	Name:	Jeffrey J. Fletcher
	Title:	Controller

JEFFERIES FINANCE LLC, as Administrative Agent

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

FIFTH THIRD BANK, as Revolver Agent, a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Elizabeth A. Di Cola
	Name:	Elizabeth A. Di Cola
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. T. Taylor
	Name:	J. T. Taylor
	Title:	SVP

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Jefferies Finance LLC, as Administrative Agent
Fifth Third Bank, as Revolver Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 28, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The undersigned on behalf of the Borrower hereby requests (select one):

☐	A Borrowing of [Revolving Credit][Term] Loans

☐	A conversion or continuation of [Revolving Credit][Term] Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing, conversion or continuation requested hereby conforms to the requirements set forth in Sections 2.01 and 2.02 of the Credit Agreement. [In accordance with the requirements of Section 4.02 of the Credit Agreement, the Borrower hereby (i) reaffirms that the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 5.01 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively, and (ii) confirms that no Default or Event of Default exists or shall exist after giving effect to the Borrowing or the application of the proceeds thereof.]1

[1]	Not required for conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans.

[In order to induce the Lenders to make the requested Loans for such Borrowing on such date, (a) on and following the Closing Date, such Borrowing shall for all purposes be deemed to have been requested under and in accordance with the Credit Agreement and (b) the Borrower hereby agrees that the provisions of Sections 3.05 and 11.10 of the draft dated [    •    ], 2013, of the Credit Agreement shall apply in respect of such requested Borrowing as fully and effectively as if the Credit Agreement were in effect in the form of such draft on the date hereof, notwithstanding any failure of the Credit Agreement to be in effect on the date hereof or on any later date.]2

[APPVION, INC,
a Delaware corporation]

By:
Name:
Title:

[2]	Applies to the initial Borrowing on the Closing Date only.

2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             , 20

To:	Fifth Third Bank, as Swing Line Lender

Cc:	Jefferies Finance LLC., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 28, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The undersigned hereby requests a Swing Line Loan:

1.	On , 20 (a Business Day).

2.	In the amount of $ .

The Borrowing requested hereby conforms to the requirements set forth in Section 2.04 of the Credit Agreement. In accordance with the requirements of Section 4.02 of the Credit Agreement, the Borrower hereby (i) reaffirms that the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 5.01 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively, and (ii) confirms that no Default or Event of Default exists or shall exist after giving effect to the Borrowing or the application of the proceeds thereof.

APPVION, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C-1

FORM OF TERM NOTE

            ,

FOR VALUE RECEIVED, Appvion, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to             or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 28, 2013 (as amended, restated, extended, supplemented and/or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Paperweight Development Corp., a Wisconsin corporation, the Guarantors party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral, in each case in accordance with the terms of the Agreement and the Guarantee and Collateral Agreements (as defined in the Agreement). Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. Each Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of each such Term Loan and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

[Signature Page Follows]

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND THE LENDERS HEREBY AGREE TO BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 11.14 OF THE AGREEMENT.

APPVION, INC.,
a Delaware corporation

By:
Name:
Title:

2

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

            ,

FOR VALUE RECEIVED, Appvion, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to             or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 28, 2013 (as amended, restated, extended, supplemented and/or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Paperweight Development Corp., a Wisconsin corporation, the Lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral, in each case in accordance with the terms of the Agreement and the Guarantee and Collateral Agreements (as defined in the Agreement). Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

[Signature Page Follows]

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND THE LENDERS HEREBY AGREE TO BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 11.14 OF THE AGREEMENT.

APPVION, INC.,
a Delaware corporation

By:
Name:
Title:

2

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Credit Loan Made	Amount of Revolving Credit Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT C-3

FORM OF SWING NOTE

            ,

FOR VALUE RECEIVED, Appvion, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to             or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 28, 2013 (as amended, restated, extended, supplemented and/or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Paperweight Development Corp., a Wisconsin corporation, the Guarantors party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Revolver Agent for the account of the Lender in Dollars in immediately available funds at the Applicable Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Swing Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Note is also entitled to the benefits of the Guaranty and is secured by the Collateral, in each case in accordance with the terms of the Agreement and the Guarantee and Collateral Agreements (as defined in the Agreement). Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Swing Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Note.

[Signature Page Follows]

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND THE LENDERS HEREBY AGREE TO BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 11.14 OF THE AGREEMENT.

APPVION, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.02(a) of the Credit Agreement, dated as of June 28, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1.	I am the duly elected, qualified and acting [insert title of Responsible Officer] of Holdings and the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate.

3.	I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4.	Attached hereto as Attachment 2 are the computations showing compliance with (x) the Financial Covenant set forth in Section 7.01 of the Credit Agreement (to the extent such Financial Covenant is required to be tested as of the applicable Test Date) and (y) the various financial baskets set forth in Sections 7.02, 7.03, 7.04, 7.05 (including the amount of all Asset Sales), 7.06 (including the amount distributed per Section 7.06(b) and any Available Amounts Basket usage per Section 7.06(g)), 7.07 (including the amount of all Permitted Acquisitions and any Available Amounts Basket usage per Section 7.07(l)) and 7.08 of the Credit Agreement (including any Available Amounts Basket usage per Section 7.08(a)(iii)).

5.	Attached hereto as Attachment 3 is the information required to be delivered pursuant to (i) Section 6.02(a)(iii) of the Credit Agreement, to the extent applicable, and (ii) Section 5.8(c) and 5.10 of the Guarantee and Collateral Agreements.

6.	The Excess Cash Flow was $[ ], as computed on Attachment 4 hereto.[3]

7.	The Available Amounts Basket was $[ ], as computed on Attachment 5 hereto.[4]

8.	The Capital Expenditures for the fiscal year ended [ ], 20[ ] or part thereof were $[ ] (which includes $[ ] of the Available Amounts Basket per clause (B) of the proviso to Section 7.19 of the Credit Agreement), and such Capital Expenditures [exceed] [do not exceed] the amount permitted by Section 7.19 of the Credit Agreement, as computed on Attachment 6 hereto.[5]

[3]	To be provided in connection with annual financial statement deliveries pursuant to Section 6.01(a) only.
[4]	To be provided in connection with annual financial statement deliveries pursuant to Section 6.01(a) only.
[5]	To be provided in connection with annual financial statement deliveries pursuant to Section 6.01(a) only.

IN WITNESS WHEREOF, I execute this Certificate this             day of             , 20    .

PAPERWEIGHT DEVELOPMENT CORP.

By:
Name:
Title:

APPVION, INC.

By:
Name:
Title:

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Lender, an Affiliate of a Lender or an Approved Fund][6]

3.	Borrower(s):

4.	Agents:	Jefferies Finance LLC, as the administrative agent under the Credit Agreement and Fifth Third Bank, as revolver agent under the Credit Agreement

[6]	Select as applicable

5.	Credit Agreement:	The Credit Agreement dated as of June 28, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, and Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer.

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[7]
Term Facility	$	$	%
Revolving Credit Facility	$	$	%
	$	$	%

[7.	Trade Date: ][8]

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[8]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][9] Accepted:

JEFFERIES FINANCE LLC, as
Administrative Agent

By:
Name:
Title:

[Consented to and][10] Accepted:

FIFTH THIRD BANK, as
[Swing Line Lender] [and][,] [L/C Issuer] [and] [Revolver Agent]

By:
Name:
Title:

[Consented to:][11]

APPVION, INC.

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Swing Line Lender, L/C Issuer and/or Revolver Agent is required by the terms of the Credit Agreement
[11]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and][,] (iv) it is not a Defaulting Lender [and (v) it has reviewed the provisions of Section 11.06(i) of the Credit Agreement and acknowledges the provisions thereof]12; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Assumption), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form provided by the Administrative Agent [and][,] (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the Section 3.01(f) of the Credit Agreement, duly completed and executed by the Assignee [and (ix) it has reviewed the provisions of Section 11.06(i) of the Credit Agreement and acknowledges the provisions

[12]	Include when assignment of Term Loans is made to Borrower pursuant to Section 11.06(i) of the Credit Agreement.

thereof]13; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[13]	Include when assignment of Term Loans is made to Borrower pursuant to Section 11.06(i) of the Credit Agreement.

EXHIBIT F

PREPARED BY AND RETURN TO:

PROSKAUER ROSE LLP

2049 CENTURY PARK EAST, SUITE 3200

LOS ANGELES, CA 90067

ATTN:

MORTGAGE

From

[BORROWER]

To

[LENDER/AGENT]

as Agent for Lenders

Dated:                     , 20

Premises:

[STREET ADDRESS]

[CITY]

[COUNTY]

[STATE]

See legal description on Exhibit A (See page A-1 attached hereto)

[Property]

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of         , 2013, is made by APPVION, INC., a Delaware corporation, (“Mortgagor”), whose address is 825 E. Wisconsin Avenue, P.O. Box 359, Appleton, WI 54912-0359, to JEFFERIES FINANCE LLC, as Administrative Agent for the Lenders referred to below (in such capacity, together with its successors and assigns, “Mortgagee”), whose address is 520 Madison Avenue, New York, NY 10022. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument. This Mortgage secures a maximum principal amount of indebtedness of [            ] Dollars ($[            ]) plus accrued and unpaid interest.

Background

A. Mortgagor, Paperweight Development Corp. and certain Subsidiaries of the Borrower party thereto entered into the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) with the several banks and other financial institutions from time to time parties thereto (collectively, the “Lenders” and each, a “Lender”), Mortgagee, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent. The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. [References in this Mortgage to the “Default Rate” shall mean the interest rate on Base Rate Loans under the Revolving Credit Facility provided for in subsection 2.08(b) of the Credit Agreement plus two percent (2%).]

B. Mortgagor is the owner of the parcel(s) of real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures now or subsequently located thereon (the “Improvements”), being collectively referred to as the “Real Estate”).

C. Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein.

D. The obligations of the Lenders to make the Loans, to issue Letters of Credit and to enter into Hedge Agreements are conditioned upon, among other things, the execution and delivery by Mortgagor of this Mortgage.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a) repayment of the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Guarantee and Collateral Agreements, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements);

(b) payment of the Secured Hedge Agreement Obligations and the Secured Cash Management Obligations (as such terms are defined in the Guarantee and Collateral Agreements);

(c) payment of all other obligations and liabilities of the Loan Parties to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Guarantee and Collateral Agreements (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Mortgagor pursuant to the terms of the Guarantee and Collateral Agreements) (the items set forth in clauses (a) through (c) being referred to herein collectively as the “Indebtedness”); and

(d) the performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, the Letters of Credit, the Secured Hedge Agreements, the Secured Cash Management Agreements, this Mortgage and any of the other Security Documents or any of the other Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE:

(A) the Real Estate;

(B) all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title and interest of Mortgagor in, to and under all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title and interest of Mortgagor in and to all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, good will and books and records relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles related to the operation of the Improvements now existing or hereafter arising;

(H) all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, to the extent assignable (collectively, the “Permits”), and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and

(K) all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants that it has good and marketable fee simple title to the Premises, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and the Liens permitted under Section 7.03 of the Credit Agreement (collectively, the “Permitted Exceptions”).

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness, to the extent required by the Loan Documents, at the times and places and in the manner specified in the Notes, the Credit Agreement, and any Hedge Agreement and shall perform all the Obligations in accordance with the terms of the Loan Documents.

3. Requirements.

(a) Mortgagor shall promptly comply with, or cause to be complied with, or conform, as appropriate, to all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any State and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, “Governmental Authority”) which has jurisdiction over the Mortgaged Property and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply or conform therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all

covenants, restrictions, and conditions which now or later may be applicable to any of the Mortgaged Property are collectively referred to as the “Legal Requirements”. Mortgagor shall have the right, after notice given reasonably in advance to Mortgagee, to contest in good faith by appropriate legal proceedings, the validity or application of, or alleged non-compliance with, any Legal Requirement, except to the extent any such contest relates to any matter or Legal Requirement set forth in Section 3(b) below, in which case Mortgagee’s prior written consent shall be required.

(b) Except to the extent such occurrence is not expected to have a Material Adverse Effect, from and after the date of this Mortgage, Mortgagor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any Legal Requirement, and Mortgagor hereby assigns to Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Except to the extent such occurrence is not expected to have a Material Adverse Effect, Mortgagor shall not by act or omission impair the integrity of any of the Real Estate so as to constitute an illegal subdivision or to prohibit the Premises and Improvements from being conveyed as one zoning or tax lot. Mortgagor represents that, to the best of Mortgagor’s knowledge, the Premises are not part of a larger tract of land owned by Mortgagor or its affiliates or otherwise considered as part of one zoning or tax lot, or, if they are, that any authorization or variance required for the subdivision of such larger tract which a sale of the Premises would entail has been obtained from all appropriate Governmental Authorities so that the Premises and Improvements constitute one zoning or tax lot capable of being conveyed as such. Any act or omission by Mortgagor which would result in a violation of any of the provisions of this subsection shall be void.

4. Payment of Taxes and Other Impositions. (a) On or prior to delinquency, Mortgagor shall pay and discharge all taxes of every kind and nature imposed upon or assessed against or which may become a lien on any of the Mortgaged Property (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon request of Mortgagee, Mortgagor shall, within ten (10) days, deliver to Mortgagee (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence acceptable to Mortgagee showing the payment of any other such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without demand but with five (5) days’ notice to Mortgagor, to pay any Imposition after the date such Imposition shall have become delinquent. Any sums paid by Mortgagee in discharge of any Impositions shall be payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

(c) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Imposition, (ii) the legal proceedings could not reasonably be expected to result in the sale, forfeiture or loss of the Mortgaged Property, or any material part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall (A) establish reserves in conformity with GAAP with respect thereto on Mortgagor’s books or (B) furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee, in each case in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. (a) Mortgagor shall maintain or cause to be maintained:

(i) property insurance covering the Improvements and Equipment (and any replacements or substitutions thereof) against loss or damage by fire, lightning, windstorm, tornado, water damage, flood, earthquake and by such other further risks and hazards as now are or subsequently may be covered by an “all risk” policy or a fire policy covering “special” causes of loss, and the per occurrence limits shall be automatically reinstated after each loss, except to the extent that any annual aggregate limit would be exceeded;

(ii) commercial general liability insurance under a policy or policies (which requirement may be partially satisfied by umbrella/excess coverage) including the “broad form CGL endorsement” (or which incorporates the language of such endorsement), covering all claims for personal injury, bodily injury or death, or property damage occurring on, in or about the Premises in an amount not less than $10,000,000 combined single limit with respect to injury and property damage relating to any one occurrence plus such excess limits (in amounts commercially reasonable for Mortgagor’s use of the Premises) as Mortgagee shall reasonably request from time to time (and Mortgagor shall have thirty (30) days after receipt of notice to obtain any increase in coverage required under this Section);

(iii) insurance against rent loss, extra expense or business interruption in amounts reasonably satisfactory to Mortgagee, but not less than one year’s rents or gross earnings;

(iv) if any portion of the Improvements (or any replacements or substitutes thereof) are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, flood insurance in an amount not less than the outstanding principal amount of the Indebtedness secured by this Mortgage that is reasonably allocable to the Mortgaged Property or the maximum limit of coverage available with respect to the particular type of property under the National Flood Insurance Act of 1968, as amended, whichever is less; and

(v) such other insurance in such amounts as Mortgagee may reasonably request from time to time against loss or damage by any other risk commonly insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated.

(b) Each insurance policy (other than flood insurance) shall (x) provide that it shall not be cancelled, non-renewed or materially amended without 30-days’ prior written notice to Mortgagee, provided, however, that it may be canceled for nonpayment of premium with ten (10)

days’ prior written notice to Mortgagee, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” or similar clause providing for replacement cost coverage (except to the extent sublimited) without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee as its interest may appear, without contribution, under a mortgagee clause reasonably acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee only and requiring the endorsement of Mortgagee.

(c) On the date hereof, Mortgagor shall deliver to Mortgagee an original of each insurance policy required to be maintained, or a certificate of such insurance acceptable to Mortgagee, together with a copy of the declaration page (or a copy of the binder if no declaration page is available) for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) upon request of Mortgagee, not later than ten (10) days after such request, deliver to Mortgagee a certificate or binder of such insurance confirming renewal of same.

(d) If Mortgagor is in default of its obligations to insure or deliver any such proof of coverage, then Mortgagee, at its option and with five (5) days’ notice, may effect such insurance from year to year, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e) Mortgagor promptly shall comply with and conform to (i) all material provisions of each such insurance policy, and (ii) all material conditions of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property, which are required by the insurers to be complied with in order to maintain such insurance policy in full force and effect. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(f) If the Improvements (or any substitutes or replacements of such Improvements), or any part thereof, shall be destroyed or materially damaged, Mortgagor shall give prompt notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, receive all insurance proceeds, and use of the insurance proceeds relating to such loss constituting Net Cash Proceeds shall be governed by Section 2.05(b)(ii) and Section 6.05 of the Credit Agreement.

(g) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(h) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or at Mortgagee’s request Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property and (B) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance; No Alteration; Inspection; Utilities.

(a) To the extent required by Section 6.05 of the Credit Agreement, Mortgagor shall maintain or cause to be maintained all the Improvements in good condition and repair, ordinary wear and tear excepted, and shall not commit or suffer any waste of the Improvements (normal wear and tear excepted). To the extent required by Section 2.05(b)(ii) and Section 6.05 of the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever. The Improvements shall not be demolished or materially altered in any manner that substantially decreases the value thereof without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld.

(b) Mortgagee and any persons authorized by Mortgagee shall have the right at any reasonable time, to enter and inspect the Premises and all work done, labor performed and materials furnished in and about the Improvements and to inspect and make copies of all books, contracts and records of Mortgagor relating to the Mortgaged Property.

(c) Mortgagor shall pay or cause to be paid when due all utility charges which are incurred for gas, electricity, water or sewer services furnished to the Premises and all other assessments or charges of a similar nature, whether public or private, affecting the Premises or any portion thereof, whether or not such assessments or charges are liens thereon.

9. Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, receive all awards and proceeds, and use of the awards and proceeds relating to such loss constituting Net Cash Proceeds shall be governed by Section 2.05(b)(ii) and Section 6.05 of the Credit Agreement.

10. Restoration. To the extent required by Section 2.05(b)(ii), Section 6.04 and Section 6.05 of the Credit Agreement, Mortgagor shall restore the Mortgaged Property to its condition prior to such casualty or condemnation (giving effect to the remaining configuration of the Premises after such condemnation) and in compliance with all Legal Requirements.

11. Leases. Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement (including, without limitation, the licenses, leases and subleases permitted under Section 7.03(l) of the Credit Agreement), without the prior written consent of Mortgagee (which shall not be unreasonably delayed, conditioned or withheld), execute or permit to exist any Lease of any of the Mortgaged Property.

12. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

13. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor within the time period specified herein, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) upon five (5) days’ notice to Mortgagor, pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, if such event is an Event of Default specified in clause (i) or (ii) of Section 8.01(f) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (x) with the consent of the Required Lenders, Mortgagee may, or upon the request of the Required Lenders, Mortgagee shall, by notice to Mortgagor declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (y) with the consent of the Required Lenders, Mortgagee may, or upon the request of the Required Lenders, Mortgagee shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Indebtedness, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. Mortgagor agrees that in addition to all other rights of Mortgagee hereunder and without waiving or modifying any of its rights, Mortgagee may to the maximum extent permitted by law, foreclose and at its sole option utilize the provisions of § 846.103, Wis Stats., or its successor or any other statute which allows Mortgagee to obtain the Mortgaged Property by using a shortened redemption period.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property, and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) The holder of this Mortgage, in any action to foreclose it, shall be entitled to the appointment of a receiver. In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) If an Event of Default shall have occurred and is continuing, Mortgagee shall be entitled to enjoin such Event of Default and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

16. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

17. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

18. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired until the Indebtedness has been fully paid and the Obligations have been fully performed.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

19. Security Agreement under Uniform Commercial Code. (a) (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State where the Mortgaged Property is located. If an Event of Default shall occur and be continuing under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, reasonable attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-334, 9-501 and 9-502 of the Code; (iii) Mortgagor is the record owner of the Real Estate; and (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all reasonable costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. Pursuant to the provisions of the Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute (if necessary) and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

20. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor, in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents and any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

21. Intentionally Deleted.

22. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

23. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 11.02 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

24. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of subsection 11.01 or 2.16(c) of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

25. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

26. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

27. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement between Mortgagee and Mortgagor or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies, except to the extent resulting from the gross negligence or willful misconduct of Mortgagee, any other Indemnities or any contractor of Mortgagee or any Indemnities.

28. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

29. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

30. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

31. GOVERNING LAW, ETC. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE MORTGAGED PROPERTY IS LOCATED, EXCEPT THAT MORTGAGOR EXPRESSLY ACKNOWLEDGES THAT BY THEIR TERMS THE CREDIT AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW, AND FOR PURPOSES OF CONSISTENCY, MORTGAGOR AGREES THAT IN ANY IN PERSONAM PROCEEDING RELATED TO THIS MORTGAGE THE RIGHTS OF THE PARTIES TO THIS MORTGAGE SHALL ALSO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

32. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor administrative agent for the Lenders,” the word “Notes” shall mean “the Notes, the Credit Agreement or any other evidence of indebtedness secured by this Mortgage,” the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

33. Receipt of Copy. Mortgagor acknowledges that it has received a true copy of this Mortgage.

34. Conflict. In the event of a conflict between the terms and provisions set forth in this Mortgage and the terms and provisions set forth in the Credit Agreement, the terms and provisions set forth in the Credit Agreement shall govern to the extent of such conflict.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

This Mortgage has been duly executed by Mortgagor on             , 2013 and intended to be effective as of the date first above written.

APPVION, INC.

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY	)

On                     , 20    , before me,                                         , notary public, personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of             that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.
Notary Public

[Seal]

EXHIBIT G

[Reserved.]

18

EXHIBIT H

[Reserved.]

EXHIBIT I

FORM OF CLOSING CERTIFICATE

Pursuant to subsection 4.01(a)(vi) of the Credit Agreement, dated as of June 28, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer, and KeyBank National Association, as Documentation Agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] hereby certifies, solely in [his/her] capacity as an officer of [LOAN PARTY] and not in [his/her] individual capacity, on behalf of [Loan Party] as follows:

1. The representations and warranties of [LOAN PARTY] set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of [LOAN PARTY] pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.             is the duly elected and qualified Corporate Secretary of [LOAN PARTY] and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof. [Borrower and Holdings only]

4. The conditions precedent set forth in Section 4.01 of the Credit Agreement were satisfied as of the Closing Date except as set forth on Schedule I hereto. For purposes of determining compliance with the conditions specified in Section 4.01, each of the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless, in the case of a Lender, the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. [Borrower and Holdings only]

The undersigned Corporate Secretary of [LOAN PARTY] certifies, solely in [his/her] capacity as an officer of [LOAN PARTY] and not in [his/her] individual capacity, on behalf of [Loan Party] as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against [LOAN PARTY], nor has any other event occurred adversely affecting or threatening the continued corporate existence of [LOAN PARTY].

2. [LOAN PARTY] is a [            ] duly incorporated, validly existing [and in good standing] under the laws of the jurisdiction of its organization.

3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of [LOAN PARTY] on             , 2013; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of [LOAN PARTY] now in force which deal with the execution, delivery or performance of the Loan Documents to which [LOAN PARTY] is a party.

4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of [LOAN PARTY] as in effect on the date hereof.

5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of [LOAN PARTY] as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated, except as set forth on such Annex 3.

6. The following persons are now duly elected and qualified officers of [LOAN PARTY] holding the offices indicated next to their respective names below, and such officers have held such offices with [LOAN PARTY] at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of [LOAN PARTY] each of the Loan Documents to which it is a party and any certificate or other document to be delivered by [LOAN PARTY] pursuant to the Loan Documents to which it is a party:

Name	Office	Date	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name: Title:	Name: Title:

Date:         , 2013

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Jefferies Finance LLC, as Administrative Agent, Fifth Third Bank, as Revolver Agent, Swing Line Lender and L/C Issuer and KeyBank National Association, as Documentation Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]